    As filed with the Securities and Exchange Commission on November 8, 1999
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

        Delaware                    6712                      41-0449260
     (State or other           (Primary Standard             (IRS Employer
     jurisdiction of              Industrial             Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                  415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

            Robert J. Kaukol                         Scott J. Luedke
         Wells Fargo & Company                     Jenkens & Gilchrist
      1050 17th Street, Suite 120             1445 Ross Avenue, Suite 3200
         Denver, Colorado 80265                 Dallas, Texas 75202-2799
             (303) 899-5802                          (214) 855-4791

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                          Proposed       Proposed
                                          Maximum        Maximum      Amount Of
 Title Of Securities To   Amount To Be Offering Price   Aggregate    Registration
     Be Registered         Registered   Per Share(1)  Offering Price    Fee(2)
---------------------------------------------------------------------------------
Common stock, $1 2/3 par
value (and associated
preferred stock purchase
rights)                    4,600,000       $45.77      $210,542,000   $58,530.68
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(f)(1) based on the aggregate market value on November 2, 1999 of the maximum number of shares of First Place Financial Corporation common stock expected to be canceled in connection with the merger described herein and computed by dividing (i) the product of (A) the average of the bid and ask prices of First Place common stock as reported on the OTC Bulletin Board for November 2, 1999 ($91.25) and (B) 2,307,494, representing the maximum number of shares of First Place common stock expected to be canceled in the merger, by (ii) 4,600,000, representing the maximum number of shares of Wells Fargo common stock expected to be issued in the merger.
(2)Based on .000278 of the proposed maximum aggregate offering price.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       FIRST PLACE FINANCIAL CORPORATION
                               100 EAST BROADWAY
                          FARMINGTON, NEW MEXICO 87401

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 11, 2000

                               ----------------

TO THE SHAREHOLDERS OF FIRST PLACE FINANCIAL CORPORATION:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Place Financial Corporation, a New Mexico corporation ("First Place"), will be held on Tuesday, January 11, 2000, at 10:00 a.m., local time, at the San Juan Country Club, 5775 Country Club Drive, Farmington, New Mexico, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of August 4, 1999 (the "Reorganization Agreement"), by and between First Place and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into First Place upon the terms and subject to the conditions set forth in the Reorganization Agreement, as more fully described in the proxy statement-prospectus which follows this notice.

  2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

  The board of directors of First Place has fixed the close of business on December 3, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

  Under Sections 53-15-3 and 53-15-4 of the New Mexico Statutes, shareholders of First Place are entitled to dissent from the merger and obtain cash payment for their shares of First Place common stock, as more fully described in the proxy statement-prospectus that follows this notice. Copies of Sections 53-15-3 and 53-15-4 are attached to the proxy statement-prospectus as Appendix C. Shareholders who do not satisfy the requirements for asserting dissenters' rights will forfeit their right to receive cash payment for their shares.

                                          By Order of the Board of Directors

                                          James C. Bradley
                                          Corporate Secretary

Farmington, New Mexico
December  , 1999

 Please promptly complete, sign, date and return the enclosed proxy sheet whether or not you plan to attend the special meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Reorganization Agreement and the merger. You may still vote at the special meeting even if you have previously returned your proxy sheet.

                                 [LOGO TO COME]

  The board of directors of First Place Financial Corporation has approved the sale of First Place to Wells Fargo & Company. The sale requires the approval of First Place's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are as follows:

  Tuesday, January 11, 2000
  10:00 a.m., local time
  San Juan Country Club
  5775 Country Club Drive
  Farmington, New Mexico

  If the sale is completed, Wells Fargo will exchange 4,600,000 shares of its common stock for all shares of First Place common stock then outstanding.

  The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of First Place common stock you own, will be determined by dividing 4,600,000 by the number of shares of First Place common stock outstanding immediately before the transaction is completed. Based on a maximum of 2,307,494 shares of First Place common stock outstanding, Wells Fargo will exchange approximately 1.9935 shares of its common stock for each share of First Place common stock.

  On August 3, 1999, the day before First Place agreed to be acquired by Wells Fargo, the closing price of Wells Fargo common stock was $39.06 a share, making the value of 1.9935 shares of Wells Fargo common stock on that date equal to $77.87. On August 3, 1999, First Place common stock last traded at $72.06 per share. The prices of Wells Fargo and First Place common stock will likely fluctuate between now and the time the transaction is completed.

  This proxy statement-prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully. You can find additional information about Wells Fargo and First Place from documents filed with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy sheet. If you sign, date and mail your proxy sheet without indicating how you want to vote, your proxy will be voted in favor of the transaction. If you fail to return your sheet, the effect will be the same as a vote against the transaction.

  No vote of Wells Fargo stockholders is required to approve the transaction.


                Richard I. Ledbetter
                Chairman of the Board and Chief Executive Officer

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               Proxy Statement-Prospectus dated December , 1999.
     First mailed to First Place shareholders on or about December  , 1999.

                             Additional Information

  This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and First Place that is not included in or delivered with this document. See "Where You Can Find More Information" on page
 , for a list of the documents that Wells Fargo and First Place have incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

         Wells Fargo Documents:               First Place Documents:
          Corporate Secretary                  Corporate Secretary
         Wells Fargo & Company          First Place Financial Corporation
             MAC N9305-173                        P. O. Box 4540
          Sixth and Marquette                   100 East Broadway
      Minneapolis, Minnesota 55479      Farmington, New Mexico 87499-4540
             (612) 667-8655                       (505) 324-9523

  To obtain documents in time for the special meeting, your request should be received by January 4, 2000.

                               Table of Contents

Questions and Answers About This Document...................................  ii

Summary.....................................................................   1

Special Meeting Of Shareholders.............................................   7
  Date, Time And Place......................................................   7
  Record Date...............................................................   7
  Vote Required To Approve Merger...........................................   7
  Voting And Revocation Of Proxies..........................................   7
  Solicitation Of Proxies...................................................   7
  Other Matters Considered At The Meeting...................................   8

The Merger..................................................................   9
  Purpose And Effect Of The Merger..........................................   9
  Background Of And Reasons For The Merger..................................   9
  Opinion Of First Place's Financial Advisor................................  12
  Additional Interests Of First Place Management............................  25
  Dissenters' Rights........................................................  28
  Exchange Of Certificates..................................................  29
  Regulatory Approvals......................................................  30
  Effect Of Merger On First Place's Employee Benefit Plans..................  31
  U.S. Federal Income Tax Consequences Of The Merger........................  31
  Resale Of Wells Fargo Common Stock Issued In The Merger...................  32
  Stock Exchange Listing....................................................  32
  Accounting Treatment......................................................  32

The Merger Agreement........................................................  33
  Basic Plan Of Reorganization..............................................  33
  Representations And Warranties............................................  33
  Certain Covenants.........................................................  34
  Conditions To The Merger..................................................  37
  Termination Of The Merger Agreement.......................................  37
  Waiver And Amendment......................................................  39
  Expenses..................................................................  40

Comparison Of Stockholder Rights............................................  41
  General...................................................................  41
  Authorized And Outstanding Capital Stock..................................  41
  Rights Plan...............................................................  41
  Number And Election Of Directors..........................................  41
  Amendment Of Governing Documents..........................................  42
  Approval Of Mergers And Assets Sales......................................  42
  Preemptive Rights.........................................................  43
  Appraisal Rights..........................................................  43
  Special Meetings..........................................................  44
  Directors' Duties.........................................................  44
  Action Without A Meeting..................................................  44
  Limitations On Directors' Liability.......................................  44
  Indemnification Of Officers And Directors.................................  45
  Dividends.................................................................  46
  Corporate Governance Procedures; Nomination Of Directors..................  46

Information About Wells Fargo...............................................  47
  General...................................................................  47
  Management And Additional Information.....................................  47
  Information On Wells Fargo's Web Site.....................................  47

Regulation And Supervision Of Wells Fargo...................................  48
  General...................................................................  48
  Regulatory Agencies.......................................................  48
  Bank Holding Company Activities...........................................  48
  Dividend Restrictions.....................................................  49
  Holding Company Structure.................................................  49
  Capital Requirements......................................................  50
  FDIC Insurance............................................................  51
  Fiscal And Monetary Policies..............................................  52
  Competition...............................................................  52

Information About First Place...............................................  53
  General...................................................................  53
  Subsidiary Banks..........................................................  53
  Nonbanking Subsidiary.....................................................  54
  Competition...............................................................  54
  Regulation And Supervision................................................  54
  Employees And Employee Benefits...........................................  55
  Properties................................................................  55
  Holders Of First Place Common Stock.......................................  56
  Management And Principal Shareholders.....................................  56
  Legal Proceedings.........................................................  58

Price Range of Common Stock and Dividends...................................  59

Experts.....................................................................  61
  Wells Fargo's Auditors....................................................  61
  First Place's Auditors....................................................  61

Opinions....................................................................  61
  Share Issuance............................................................  61
  Tax Matters...............................................................  61

Where You Can Find More Information.........................................  62
  SEC Filings...............................................................  62
  Registration Statement....................................................  62
  Documents Incorporated By Reference.......................................  62

Appendix A  Agreement and Plan of Reorganization

Appendix B  Opinion of The Bank Advisory Group, Inc.

Appendix C  Sections 53-15-3 and 53-15-4 of the New Mexico Statutes

                   Questions and Answers About This Document

What is the purpose of this document?

  This document serves as both a proxy statement of First Place and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you because First Place's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it's being provided to you because Wells Fargo is offering to exchange shares of its common stock for your shares of First Place common stock.

Do I need to read the entire document?

  Absolutely. Much of this proxy statement-prospectus summarizes information that is in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is attached as Appendix A.

Is there other information I should consider?

  Yes. Much of the business and financial information about Wells Fargo and First Place that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Wells Fargo and First Place with the Securities and Exchange Commission (SEC). This means that Wells Fargo and First Place may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "Where You Can Find More Information" on page , for a list of documents that Wells Fargo and First Place have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What about future SEC reports?

  Reports filed by Wells Fargo and First Place with the SEC after the date of this proxy statement-prospectus and before the merger is completed are automatically incorporated into this document. These reports may update, modify or correct information in this document or in the documents incorporated by reference.

What if there is a conflict between documents?

  You should rely on the later filed document. Information in this proxy statement-prospectus may update information in one or more of the Wells Fargo or First Place documents incorporated by reference. Similarly, information in documents that Wells Fargo or First Place may file after the date of this proxy statement-prospectus may update information in this proxy statement-prospectus.

What if I choose not to read the incorporated documents?

  Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in one or more documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information."

The Merger (page  )

  In the proposed transaction, Wells Fargo will acquire First Place through the merger of a Wells Fargo subsidiary into First Place. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of First Place common stock so that after the merger is completed Wells Fargo will own all of the outstanding stock of First Place.

  The merger agreement is attached to this proxy statement-prospectus as Appendix A. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages   and  )

  Wells Fargo & Company
  420 Montgomery Street
  San Francisco, California 94163
  (800) 411-4932

  Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At September 30, 1999, Wells Fargo had $207 billion of assets, 7th largest among U.S. bank holding companies.

  First Place Financial Corporation
  100 East Broadway
  Farmington, New Mexico 87401
  (505) 324-9500

  First Place Financial Corporation is a bank holding company for four subsidiary banks: The First National Bank of Farmington; The Burns National Bank of Durango; Western Bank, Gallup; and Capital Bank. Each subsidiary bank provides general commercial banking services to individuals and businesses located in its market. At September 30, 1999, First Place had total assets of $849 million.

Exchange Of Wells Fargo Shares For First Place Shares (page  )

  If the merger is completed, Wells Fargo will exchange 4,600,000 shares of its common stock for all of the outstanding shares of First Place common stock. The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of First Place common stock you own, will be determined by dividing 4,600,000 by the number of shares of First Place common stock outstanding immediately before the merger.

  At the record date for the special meeting, there were outstanding    shares
of First Place common stock and options to purchase an additional    shares of
First Place common stock. Assuming all options are exercised prior to the merger, there will be a total of 2,307,494 shares of First Place common stock outstanding immediately before the merger. Based on this, the exchange ratio will equal approximately 1.9935, calculated by dividing 4,600,000 by 2,307,494.

  The exchange ratio will be greater than 1.9935 if outstanding stock options are not exercised before the merger or if option holders use shares of First Place common stock to pay for the exercise of their options. Outstanding stock options have exercise prices ranging from $39.34 to $73.40 per share, depending on the date the options were granted. Under the merger agreement, any unexercised options will terminate upon completion of the merger. As a result, so long as the market value of First Place common stock exceeds the exercise price of outstanding stock options, it is likely that the options will be exercised prior to completion of the merger. Management of First Place, however, cannot predict whether all outstanding stock options will be exercised prior to completion of the merger.

Cash Instead Of Fractional Shares (page  )

  Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Surrender Of First Place Shares (page  )

  To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your First Place share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

Federal Income Tax Consequences (page  )

  First Place shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of First Place common stock for shares of Wells Fargo common stock. First Place shareholders will be taxed on cash they receive instead of fractional shares.

  The tax treatment described above may not apply to every First Place shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

Fairness Opinion (page  )

  The Bank Advisory Group, Inc. has given its opinion to First Place's board of directors that the terms of the proposed merger, including the gross consideration of 4,600,000 shares of Wells Fargo common stock in exchange for all shares of First Place common stock outstanding at the effective time of the merger, are fair, from a financial point of view, to First Place shareholders. A copy of the opinion is set forth in Appendix B to this proxy statement-prospectus.

Recommendation Of First Place's Board (page  )

  First Place's board of directors believes that the merger is in the best interests of First Place shareholders and recommends that First Place shareholders approve the merger. First Place's board believes that, as a result of the merger, First Place shareholders will have less financial risk and the potential for greater stock value appreciation than they would if First Place had remained independent.

Additional Benefits To Management (page  )

  In considering First Place's board of director's recommendation to approve the merger, you should be aware that First Place's directors and officers have interests in the merger that are in addition to the interests of First Place shareholders generally. These interests include employment and non-compete agreements between Wells Fargo and members of First Place management.

  In anticipation of the merger with Wells Fargo, First Place will accelerate vesting of all outstanding unvested stock options to permit the option holders to exercise the options for a period of time prior to completion of the merger. Upon completion of the merger, any unexercised stock options will terminate. Some of the stock options that are subject to accelerated vesting are held by officers and directors of First Place.

  Various executive officers of First Place and its bank subsidiaries have employment agreements with First Place and the bank subsidiary for which they serve as an employee that provide for the payment of specified amounts to them if their duties or responsibilities are diminished, or their employment is terminated, within a specified period of time after the merger.

  The board of directors of First Place was aware of the additional interests of First Place's management when it approved the merger agreement.

Dissenters' Rights (page  )

  First Place shareholders who dissent from the merger have the right to obtain cash payment for their shares of First Place common stock. To exercise this right, you must follow the procedures established by New Mexico law. These procedures are described in Appendix C to this proxy statement-prospectus.

Special Meeting (page  )

  First Place will hold the special meeting of shareholders at 10:00 a.m., local time, on Tuesday, January 11, 2000, at the San Juan Country Club, 5775 Country Club Drive, Farmington, New Mexico. You can vote at the meeting if you owned First Place common stock at the close of business on December 3, 1999, the record date for the meeting.

Vote Required To Approve Merger (page  )

  Approval of the merger requires the affirmative vote of a majority of the outstanding shares of First Place common stock entitled to vote at the special meeting. Not voting will have the same effect as voting against the merger. At the record date, the directors and executive officers of First Place
beneficially owned a total of   , shares of First Place common stock,
representing % of the shares of First Place common stock entitled to vote at the special meeting.

Differences In The Rights Of Shareholders (page  )

  Your rights as a First Place shareholder are currently governed by New Mexico law and First Place's restated articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Regulatory Approvals (page  )

  Wells Fargo must obtain the approval of the Board of Governors of the Federal Reserve System before it can complete the merger. Wells Fargo filed an application with the Federal Reserve Board on November 2, 1999 seeking regulatory approval of the proposed merger. In order to receive Federal Reserve Board approval, Wells Fargo has proposed to sell, following completion of the merger, The Burns National Bank of Durango and Western Bank, Gallup. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application for approval of the merger. Wells Fargo has filed the required notice of merger with the Director of the Financial Institutions Division of the New Mexico Department of Regulation and Licensing. Wells Fargo and First Place are not aware of any other regulatory approvals that are required to complete the merger.

Conditions To Completing The Merger (page  )

  In addition to the receipt of regulatory approvals, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  First Place shareholders must approve the merger agreement;

  . First Place must receive an opinion from its counsel concerning the tax consequences of the merger;

  . First Place must receive an opinion of The Bank Advisory Group, Inc. that the consideration to be received by First Place shareholders in the merger is fair from a financial point of view;

  . First Place's and Wells Fargo's representations in the merger agreement must continue to be accurate and their respective covenants must have been performed; and

  . the New York and Chicago Stock Exchanges must approve the listing of the shares of Wells Fargo common stock to be issued in the merger.

  Wells Fargo or First Place may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page  )

  Wells Fargo and First Place can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement under the following circumstances:

  .  a court or other governmental authority prohibits the merger; or

  . the merger is not completed by February 29, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate.

  First Place may also terminate the merger agreement under other circumstances specified in the merger agreement. These circumstances include the following:

  . a decrease in the price of Wells Fargo common stock below specified levels, both in absolute terms and relative to an index of bank holding companies; or

  . the receipt by First Place of a competing bid for First Place that is deemed by First Place's board of directors to be superior to the merger transaction.

  First Place may terminate the merger agreement in the event it receives a competing bid as specified in the merger agreement only if it first pays Wells Fargo a termination fee of $6,000,000.

Accounting Treatment (page  )

  Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of First Place. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Management Of First Place After The Merger

  Following the merger, Wells Fargo will own all of the outstanding stock of First Place. Wells Fargo will be able to elect or appoint all of the directors and officers of First Place. Wells Fargo expects that, after the merger, The First National Bank of Farmington and Capital Bank will merge into Wells Fargo Bank New Mexico.

Market Price Information (page  )

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On August 3, 1999, the last full trading day before First Place and Wells Fargo signed the merger agreement, Wells Fargo common stock closed on the New York Stock Exchange at $39.06 per share. On December , 1999, Wells Fargo common stock closed on the New York Stock Exchange at $ , per share.

  First Place common stock is quoted on the OTC Bulletin Board under the symbol "FPLF." Because of limited trading volume, there is not an active market for First Place common stock. On August 3, 1999, First Place common stock last traded at $72.06 per share. On December , 1999, First Place common stock last
traded at $   per share.

Regulation Of Wells Fargo (page  )

  Wells Fargo & Company, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

Selected Financial Data

  The following financial information is to aid you in your analysis of the financial aspects of the merger. The balance sheet information for 1994 through 1998 for Wells Fargo is derived from its audited consolidated balance sheet as of December 31, 1998, 1997, and 1996, and its unaudited financial information for 1995 and 1994. The income statement information for 1994 through 1998 for Wells Fargo is derived from its audited consolidated statement of income for each of the years in the four-year period ended December 31, 1998, and its unaudited financial information for 1994. The information for Wells Fargo as of and for the nine months ended September 30, 1999 and 1998 is derived from its unaudited financial statements for those periods. The information for First Place is derived from its audited financial statements for 1994 through 1998 and its unaudited financial statements for the nine months ended September 30, 1999 and 1998. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and First Place. You should not rely on the information for the nine months ended September 30, 1999 as being indicative of the results expected for the entire year.

                     Wells Fargo & Company and Subsidiaries

                           Nine Months
                              Ended
                          September 30           Years Ended December 31
                         --------------- ---------------------------------------
                          1999    1998    1998    1997    1996    1995    1994
                         ------- ------- ------- ------- ------- ------- -------
                             (dollars in millions, except per share amounts)
Net interest income..... $ 6,959   6,689   8,990   8,648   8,222   5,923   5,414
Net income..............   2,777   2,144   1,950   2,499   2,228   1,988   1,642
Diluted earnings per
 share..................    1.65    1.29    1.17    1.48    1.36    1.62    1.36
Cash dividends per
 share..................   0.585   0.515   0.700   0.615   0.525   0.450   0.383
Book value per share....   13.17   12.40   12.35   11.92   11.66   10.27    5.86
Total assets............ 207,060 195,863 202,475 185,685 188,633 122,200 112,674
Long-term debt..........  24,911  18,486  19,709  17,335  18,142  16,726  12,039

               First Place Financial Corporation and Subsidiaries

                            Nine Months
                               Ended
                           September 30           Years Ended December 31
                          --------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                          ------- ------- ------- ------- ------- ------- -------
                             (dollars in thousands, except per share amounts)
Net interest income       $24,018  22,671  30,318  30,073  28,962  25,629  23,379
Net income                  8,010   6,201   8,161   9,094   9,810   8,766   8,017
Diluted earnings per
 share                       3.64    2.83    3.73    4.17    4.59    4.26    3.93
Cash dividends per share    1.110   1.110   1.850   1.790   1.637   1.433   1.233
Book value per share        35.90   35.58   35.50   33.42   30.50   27.62   23.04
Total assets              849,490 910,153 902,047 897,960 800,610 690,795 616,934
Long-term debt             62,653  91,727  76,546  88,416  52,020  38,642  38,587

Comparative Per Common Share Data

  The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for First Place common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger as a purchase and will exchange 1.9935 shares of its common stock for each share of First Place common stock. This is the exchange ratio that would result if there are 2,307,494 shares of First Place common stock outstanding immediately before the merger. See "The Merger--Basic Plan Of Reorganization." The pro forma equivalent information for First Place is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends per share and the pro forma stockholders' equity per share by the assumed exchange ratio of 1.9935.

  You should read the data with the historical financial statements and related notes of Wells Fargo and First Place. Wells Fargo's and First Place's historical financial statements are included or incorporated in documents filed with the SEC. See "Where You Can Find More Information" on page . Amounts are in U.S. dollars.

                                         Wells Fargo           First Place
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
   Earnings Per Share
   Basic
     Nine Months Ended September
      30, 1999.....................     1.67       1.67      3.67       3.33
     Year Ended December 31, 1998..     1.18       1.18      3.78       2.36
   Diluted
     Nine Months Ended September
      30, 1999.....................     1.65       1.65      3.64       3.29
     Year Ended December 31, 1998..     1.17       1.17      3.73       2.32
   Cash Dividends Declared Per
    Share
     Nine Months Ended September
      30, 1999.....................    0.585      0.585      1.11       1.17
     Year Ended December 31, 1998..    0.700      0.700      1.85       1.40
   Stockholders' Equity Per Share
     September 30, 1999............    13.17      13.18     35.90      26.27
     December 31, 1998.............    12.35      12.36     35.50      24.64

                        SPECIAL MEETING OF SHAREHOLDERS

Date, Time And Place

  The date, time and place of the special meeting of First Place shareholders are:

  Tuesday, January 11, 2000
  10:00 a.m., local time
  San Juan Country Club
  5775 Country Club Drive
  Farmington, New Mexico

Record Date

  First Place's board of directors has established December 3, 1999 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Vote Required To Approve Merger

  On the record date, there were    shares of First Place common stock
outstanding and entitled to vote at the special meeting. The holders of First Place common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum. Approval of the merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of First Place common stock outstanding on the record date.

Voting And Revocation Of Proxies

  All shares of First Place common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the merger.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of First Place before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

  A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

  The proposal to approve the merger must be approved by the holders of a majority of the shares of First Place common stock outstanding on the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

Solicitation Of Proxies

  In addition to solicitation by mail, directors, officers and employees of First Place and its subsidiaries may solicit proxies from First Place shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services.

Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Place will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters Considered At The Meeting

  If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and First Place may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

  First Place's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Place.

                                   THE MERGER

Purpose And Effect Of The Merger

  Wells Fargo is using the merger to acquire First Place. As a result of the merger:

  . Wells Fargo will issue shares of its common stock in exchange for shares of First Place common stock;

  . Shareholders of First Place (other than those who properly assert dissenters' rights) will become stockholders of Wells Fargo, and their rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws rather than New Mexico law and First Place's restated articles of incorporation and bylaws. See "Comparison Of Stockholder Rights."

  . Wells Fargo will own all of the outstanding shares of First Place common stock; and

  .  First Place will become a wholly-owned subsidiary of Wells Fargo;

Background Of And Reasons For The Merger

 Background of the Merger.

  Historically, First Place had been active in expanding its franchise through acquisitions and chartering a new bank and was not interested in being acquired. When, from time to time, the board of directors did receive informal inquiries, it decided that such proposals did not present an attractive price and were not in keeping with the company's long-term strategic plan. However, in early 1999, the board of directors noticed an increased interest in First Place. At about the same time, the growth of First Place's earnings had slowed somewhat and viable acquisition opportunities were becoming increasingly scarce. In light of these circumstances, as well as the increase in recent years of bank merger and acquisition activity generally and in the Southwest, including New Mexico, and certain proposed changes in the method of accounting for mergers and acquisitions, the board of directors assessed whether First Place's current strategic plan to remain independent adequately served to maximize shareholder value. Also, the board of directors recognized that there was not a viable and liquid market for First Place common stock and that many shareholders desired increased liquidity in their investment.

  In the Spring of 1999, the Executive Committee of the board of directors, comprised of Messrs. Richard Ledbetter, Robert Culpepper, J. Gregory Merrion, Roy Owen, James Rose and Marlo Webb, studied on an ongoing basis the various strategic alternatives available to First Place. Based on the current market prices being paid for financial institutions in mergers and acquisitions in the Southwest, First Place's expected difficulties in increasing its earnings per share, and certain management valuation calculations, the Executive Committee reviewed First Place's alternatives:

  . Maintain First Place's present course and strategic plan to remain independent;

  . Revise First Place's strategic plan to find ways to create more value for shareholders; or

  . Explore a sale or merger transaction with a similarly sized or larger financial institution.

  The Executive Committee determined that such a decision could only be made in the context of careful consideration of all options by the full board of directors. To assist the Executive Committee in presenting the board of directors with an evaluation of First Place's options, informal meetings were held between certain members of the Executive Committee and representatives of several investment banking firms. Based on these preliminary meetings, the Executive Committee invited Hovde Financial, Inc. to make a formal presentation to the board of directors. Hovde Financial is an investment banking firm focused exclusively on the financial services industry and specializes in providing investment banking and financial advisory services to banks and thrifts.

  On March 9, 1999, a representative of Hovde Financial presented an analysis of First Place's strategic alternatives, including a preliminary valuation analysis, an evaluation of potential acquirers of First Place and the projected amounts that such potential acquirers might be willing to offer to acquire First Place. This evaluation was based on historic ranges of acquisition multiples of earnings and tangible book values for financial institution mergers nationwide and in the Southwest. Hovde Financial's preliminary analysis concluded that shareholders of a bank holding company approximately the size of First Place could expect a selling price of between $230 and $260 million. This preliminary analysis, however, did not specifically account for a number of factors relevant to First Place, including the fact that First Place operates primarily in rural communities with relatively slow economic growth. Following this presentation, the board of directors approved the retention of Hovde Financial as investment banker for First Place and instructed Hovde Financial to prepare an information package and distribute it to a list of thirteen prospective acquirers previously developed by directors Ledbetter and Rose. In consideration for its efforts to prepare the information package and solicit indications of interest, First Place agreed to pay Hovde Financial $10,000 plus reimbursement of out-of-pocket expenses. It was further agreed that if any indications of interest resulted in a business combination involving First Place, Hovde Financial would receive additional compensation equal to 1.25% of the value of the transaction determined at the time of closing.

  With the assistance of management of First Place, Hovde Financial prepared an information package regarding First Place. The purpose of the information package was to gauge the recipient's level of interest regarding a merger with, or acquisition of, First Place. Once prepared, Hovde Financial submitted the information package to those organizations on the previously developed list. Three of the thirteen organizations receiving the information package responded and submitted indications of interest, including Wells Fargo. On June 2, 1999, the board of directors met with representatives of Hovde Financial to review the three preliminary proposals received. The Hovde Financial presentation to the board of directors analyzed the terms of the three proposals, which analysis included a comparison of the terms of each proposal in terms of the multiple of book value, multiple of earnings, deposit premium, prospects, financial performance, resources and capability of each potential acquirer and other factors. Based on the responses received, the board of directors concluded that the Wells Fargo proposal to acquire First Place in exchange for Wells Fargo common stock with an aggregate value of $177.1 million was the most viable offer received. Following consideration of the proposals received and First Place's other strategic alternatives, the board of directors instructed Hovde Financial to contact certain organizations which received the information package, but did not respond, and to ascertain why such organizations did not respond.

  At the June 10, 1999 meeting of the board of directors, a representative of Hovde Financial explained that they did not expect any other solicited parties to submit indications of interest due to other pending transactions to which such parties were already committed; however, the Hovde Financial representative did report that Wells Fargo had enhanced the terms of its initial offer and would acquire First Place in exchange for 4,519,084 shares of Wells Fargo common stock, which, at such time, had a market value worth approximately $185 million in the aggregate. Following a discussion by legal counsel regarding the board's legal responsibilities and fiduciary duties in the context of a business combination transaction, the board of directors then discussed the structure and terms of the revised offer from Wells Fargo, as well as the alternative of remaining independent. In connection with its deliberations, the board of directors carefully considered the impact of each course of action in light of the long-term interests of the various constituents of First Place, including the impact upon shareholders, employees and the communities in which First Place operates.

  In light of Wells Fargo's increased offer, the board of directors considered whether First Place could provide the same value to shareholders by remaining independent based on First Place's current strategic and financial plan. This discussion focused on the actions necessary for First Place to take in order to create additional value to the shareholders commensurate with the offer by Wells Fargo. After consideration of First Place's options, including a revised strategic plan, the board of directors authorized Hovde Financial to confirm with Wells Fargo certain terms of its offer, including the aggregate offering consideration.

  At the June 16, 1999 meeting of the board of directors, a representative of Hovde Financial reported to the board of directors of First Place that Wells Fargo had again increased its offer to acquire First Place in exchange for 4,600,000 shares of Wells Fargo common stock. This final Wells Fargo offer represented an aggregate purchase price of $188.3 million based on the original Wells Fargo stock price of $40.94. As a result, a majority of the board of directors of First Place decided to invite Wells Fargo to make a formal written offer and to conduct any necessary due diligence. However, before accepting Wells Fargo's most recent offer, the board of directors concluded that, because the market value of the offer by Wells Fargo was lower than the purchase price estimates originally made by Hovde Financial, it would be prudent to obtain an evaluation of the Wells Fargo offer from an independent financial advisor.

  Beginning in mid-July 1999, Wells Fargo conducted necessary on-site due diligence of First Place, and representatives of First Place and Wells Fargo began negotiating the terms and conditions of the merger agreement. Negotiations of the merger agreement continued into early August 1999.

  On August 3, 1999, the First Place board of directors met with its outside legal counsel and a representative of The Bank Advisory Group, Inc., a nationally recognized bank consulting firm with substantial experience in bank mergers and acquisitions. The Bank Advisory Group was retained by the board of directors to serve as its independent financial advisor and, if appropriate, to render an opinion concluding that the Wells Fargo offer of 4,600,000 shares of common stock in exchange for all of the outstanding shares of First Place common stock (including shares which may be acquired upon the exercise of stock options) pursuant to the terms and conditions of the merger agreement is fair, from a financial point of view, to the shareholders of First Place. At this meeting, The Bank Advisory Group presented its analysis of the Wells Fargo proposal and concluded that, in its opinion, the terms of the proposed merger were fair to the First Place shareholders from a financial point of view. See "The Merger--Opinion of First Place's Financial Advisor." In addition, the board of directors was advised on and considered the proposal in light of the interests of the shareholders and other constituencies of First Place. First Place's legal counsel then reviewed with the board of directors the terms and conditions of the merger agreement as negotiated between Wells Fargo and representatives of First Place, including the actions required by First Place.

  After extensive discussion of the Wells Fargo offer and First Place's other alternatives, and following consideration of the terms of the merger agreement, nine members of the board of directors voted in favor of the proposed merger with Wells Fargo and director Merrion voted against it. Accordingly, resolutions approving the proposal and authorizing the execution, delivery and performance of the merger agreement by First Place were adopted by the board of directors on August 3, 1999. The merger agreement was signed by representatives of First Place and Wells Fargo on August 4, 1999, and a public announcement of the execution and delivery of the merger agreement was made.

 First Place's Board of Directors' Reasons for the Merger.

  First Place's board of directors believes that the merger is advisable and in the best interests of First Place and its shareholders. In reaching this determination, First Place's board of directors considered a number of factors including, without limitation, the following:

  . The transaction would give First Place's shareholders greater liquidity, as there is currently a limited trading market for their shares of First Place common stock, while Wells Fargo common stock is listed and traded on the New York and Chicago Stock Exchanges.

  . The transaction is contemplated to be tax-free to the First Place shareholders, and the merger agreement provides that it is a condition to First Place's obligations to complete the merger that it shall have received an opinion of counsel to First Place that no gain or loss will be recognized by First Place shareholders to the extent they receive Wells Fargo common stock in the merger. See "The Merger--U.S. Federal Income Tax Consequences of the Merger."

  . The consideration to be received by First Place shareholders in the merger, which merger is believed by First Place's board of directors to represent an attractive premium and to be fair to the First Place shareholders from a financial point of view. First Place's board of directors' determination was based on, among other things, a comparison of the terms of the proposed transaction with other recent bank mergers and acquisitions, the evaluation of publicly available information regarding Wells Fargo, the review and evaluation of other information concerning the valuation of banks and analyses of recent bank acquisitions, the review and evaluation of financial information and analyses regarding Wells Fargo and advice provided by First Place's investment banker, Hovde Financial, and financial advisor, The Bank Advisory Group. First Place's board of directors determined that the premium to be received by the First Place shareholders pursuant to the merger agreement is within the range of premiums in recent comparable bank transactions in the State of New Mexico and the Southwest generally, and represented more value than management of First Place believed could be generated by remaining independent.

  . The opinion of The Bank Advisory Group, First Place's independent financial advisor, that the consideration to be received by the First Place shareholders in the merger is fair to the First Place shareholders from a financial point of view. See "The Merger--Opinion of First Place's Financial Advisor."

  . The current "favorable" environment for purchase price premiums in acquisitions of financial institutions and the likelihood of such favorable conditions continuing in the future.

  . The growth prospects of First Place's subsidiary banks and the fact that the present size and market position of First Place and its subsidiary banks make acquisitions of other banking institutions difficult.

  . Wells Fargo's successful expansion record, allowing First Place shareholders who retain Wells Fargo common stock the opportunity to own stock in an institution that has demonstrated meaningful and consistent growth in recent years.

  . The state of the banking industry generally and the increased competition brought about by consolidation, deregulation and other factors, as well as the financial size and resources necessary to compete in this environment.

  .  Wells Fargo's record in enhancing shareholder value.

  First Place's board of directors has approved the merger agreement and recommends that First Place shareholders approve the merger agreement at the special meeting.

Opinion Of First Place's Financial Advisor

  The fairness opinion of First Place's financial advisor, The Bank Advisory Group, Inc., is described below. The description contains The Bank Advisory Group's projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Wells Fargo and First Place. You should not rely on any of these statements as having been made or adopted by Wells Fargo or First Place.

  Pursuant to an engagement letter dated July 13, 1999, signed and executed by First Place on July 22, 1999, First Place engaged The Bank Advisory Group to act as an independent financial advisor to First Place's board of directors in connection with the proposed sale of First Place to Wells Fargo. Specifically, based on The Bank Advisory Group's reputation and qualifications in evaluating financial institutions, First Place's board of directors requested that The Bank Advisory Group render advice and analysis in connection with the merger, and to provide opinions with regard to the fairness--from the perspective of the shareholders of First Place common stock--of the financial terms of the merger.

  Based on all factors that The Bank Advisory Group deemed relevant and assuming the accuracy and completeness of the information and data provided, The Bank Advisory Group rendered a written preliminary fairness opinion, dated August 3, 1999 as confirmed by the opinion dated December , 1999, which is set forth in Appendix B to this proxy statement-prospectus to the effect that the terms of the proposed merger, including, without limitation, the gross consideration of 4,600,000 shares of Wells Fargo common stock offered in exchange for all of the shares of First Place common stock outstanding at the effective time of the merger, are fair, from a financial point of view, to the shareholders of First Place common stock.

  No limitations were imposed by First Place's board of directors upon The Bank Advisory Group with respect to the analysis, conclusions, opinions or procedures followed in rendering the August 3, 1999 preliminary fairness opinion; nor were any limitations imposed with respect to the investigations made or procedures followed in rendering the December , 1999 confirming fairness opinion. The Bank Advisory Group does not, and its officers, directors and shareholders do not, own any shares of First Place common stock or Wells Fargo common stock; nor does The Bank Advisory Group make a market in the stock of First Place, Wells Fargo, or any other publicly-traded security, financial or otherwise.

  The full text of the December , 1999 confirming fairness opinion--which sets forth certain assumptions made, matters considered, and limits on the review undertaken by The Bank Advisory Group--is set forth in Appendix B to this proxy statement-prospectus. First Place shareholders are urged to read the December
 , 1999 confirming fairness opinion in its entirety. The December , 1999 confirming fairness opinion, addressed to First Place's board of directors, covers only the fairness of the financial terms of the merger, from a financial point of view, to the shareholders of First Place common stock. The financial terms include, but are not limited to, the gross consideration of 4,600,000 shares of Wells Fargo common stock in exchange for all of the shares of First Place common stock outstanding at the effective time of the merger. The December , 1999 confirming fairness opinion does not constitute an endorsement of the merger. The Bank Advisory Group was not asked to consider, and the December , 1999 confirming fairness opinion does not address, the relative merits of the proposed sale of First Place to Wells Fargo as compared to alternative business strategies that might exist for First Place or the effect of any other transaction(s) in which First Place might engage. In furnishing the December , 1999 confirming fairness opinion, The Bank Advisory Group does not purport to be an expert with respect to the registration statement of which this joint proxy-statement prospectus is part within the meaning of the term "expert" as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The summary of the procedures and analysis performed and assumptions used by The Bank Advisory Group set forth in this proxy statement-prospectus is qualified in its entirety by reference to the text of the December , 1999 confirming fairness opinion, which is set forth in Appendix B to this proxy statement-prospectus and incorporated herein by reference. Neither this discussion nor the December , 1999 confirming fairness opinion constitute a recommendation to any shareholder of First Place as to how such shareholder should vote at the shareholders' meeting held for the purpose of voting on the merger.

 Summary of Analyses Relating to the August 3, 1999 Preliminary Fairness
Opinion

  Set forth below is a brief summary of the analyses used by The Bank Advisory Group in drawing conclusions in connection with the August 3, 1999 preliminary fairness opinion.

  For the August 3, 1999 meeting of First Place's board of directors and for the August 3, 1999 preliminary fairness opinion, The Bank Advisory Group based its analysis, in part, upon the closing market price of Wells Fargo common stock as of July 27, 1999. On that date, Wells Fargo common stock closed at a market price of $41 1/16 per share. Thus, at that time and based on the proposed issuance of 4,600,000 shares of Wells Fargo common stock, the total transaction value for First Place in connection with the proposed merger equated to $188.9 million (the "August 1999 transaction value"). Assuming 2,297,619 shares of First Place common stock outstanding (at that time, the maximum number of First Place shares assumed to be outstanding after the exercise of all issued and outstanding options), the August 1999 transaction value equated to $82.21 per share of First Place common stock (the "August 1999 transaction value per share").

  Financial Projections for First Place. The Bank Advisory Group developed stand-alone financial projections for First Place, which were derived by The Bank Advisory Group with input from management of First Place. However, the financial projections for First Place represented The Bank Advisory Group's independent assessment of a reasonable and defensible outlook for the future performance and condition of First Place. The financial projections were derived for a five-year period, 2000-2004. In summary, the financial projections reflected total assets of First Place growing at a rate of between 2.00% and 6.00% per annum. Return on average assets for First Place was projected to range between 1.27% and 1.36%, annually. And, the annual dividend payout rate (dividends as a percent of earnings) was forecast to range between 38% and 40% during each year of the projection period. The financial projections were presented to First Place's board of directors at the August 3, 1999 meeting.

  The projection of future financial performance of First Place allowed The Bank Advisory Group, and in turn First Place's board of directors, to compare, based on a number of assumptions, the potential future value of First Place, expressed in terms of today's dollars (a present value basis) in relation to the August 1999 transaction value per share of $82.21. This comparative analysis resulted in multiple scenarios. However, the vast majority of the scenarios, and all of the scenarios based on the most reasonable assumptions, revealed similar results. In summary, the analyses suggested that the August 1999 transaction value per share of $82.21 exceeded the future potential value, when expressed on a present value basis, of First Place common stock, based on a range of assumed earnings multiples applied to projected earnings per share of $6.806 for First Place during the last year of the projection period, 2004. Thus, this analysis provided support for the acceptance of the Wells Fargo offer of 4,600,000 shares of Wells Fargo common stock. The analysis revealed similar results when considering the projection years prior to 2004. The chart below briefly summarizes the analyses for the 2004 projection year:

                                      Assuming Future Earnings Multiple of:
                                  ---------------------------------------------
                                  11.0x  13.0x   15.0x   17.0x   19.0x   21.0x
                                  ------ ------ ------- ------- ------- -------
1 Year 2004 Earnings Per Share
 ($6.806) x Indicated Multiple..  $74.87 $88.48 $102.09 $115.70 $129.31 $142.93
2 Present Value of Above @ 12%
 Discount Rate..................  $42.48 $50.20 $ 57.93 $ 65.65 $ 73.38 $ 81.10
3 August 1999 transaction value
 per share......................  $82.21 $82.21 $ 82.21 $ 82.21 $ 82.21 $ 82.21
4 Transaction Value, less
 Present Value (Row 3 minus Row
 2).............................  $39.73 $32.01 $ 24.28 $ 16.56 $  8.83 $  1.11

  Likewise, the analyses suggested that the August 1999 transaction value per share of $82.21 exceeded the future potential value, when expressed on a present value basis, of First Place common stock, based on a range of assumed equity multiples applied to projected equity per share of $57.21 for First Place at year-end 2004, the end of the five-year projection period. Thus, this analysis provided further support for the acceptance of the Wells Fargo offer of 4,600,000 shares of Wells Fargo common stock. The analysis revealed similar results when considering the projection years prior to 2004. The chart below briefly summarizes the analyses:

                                        Assuming Future Equity Multiple of:
                                   ---------------------------------------------
                                   1.20x  1.40x  1.60x   1.80x    2.00x   2.20x
                                   ------ ------ ------ -------- ------- -------
1 Year 2004 Equity Per Share
 ($57.21) x Indicated Multiple...  $68.65 $80.09 $91.54 $102.981 $114.42 $125.86
2 Present Value of Above @ 12%
 Discount Rate...................  $38.95 $45.45 $51.94 $  58.43 $ 64.92 $ 71.42
3 August 1999 transaction value
 per share.......................  $82.21 $82.21 $82.21 $  82.21 $ 82.21 $ 82.21
4 Transaction Value, less Present
 Value (Row 3 minus Row 2).........$43.26.$36.76 $30.27 $  23.78 $ 17.29 $ 10.79

  The projection of future financial performance of First Place further allowed The Bank Advisory Group, and in turn First Place's board of directors, to compare the projection of future dividend streams to First Place shareholders on a stand-alone basis (assuming no merger with Wells Fargo and, thus, First Place operating on a status quo basis with a dividend payout of between 38% and 40% on earnings generated based on a projected annual return on average assets ranging between 1.27% and 1.36%) versus the dividend stream First Place shareholders likely would receive as Wells Fargo shareholders on a post-merger basis (with earnings per share for Wells Fargo based on the composite average of analysts' estimates for 2000-2001, earnings per share growth thereafter consistent with stated goals for Wells Fargo, and a dividend payout rate consistent Wells Fargo's historical payout history). Again, this comparative analysis resulted in multiple scenarios. However, all of the scenarios revealed similar results. Specifically, the analyses suggested that the shareholders of First Place on a post-merger basis are likely to receive a larger stream of dividends as Wells Fargo shareholders, versus the dividends they otherwise most likely would receive as shareholders of First Place on a stand-alone basis. In summary, the present value of the aggregate projected stream of dividends during the 2000-2004 time frame is 6-7% higher for shareholders of First Place on a post-merger basis (becoming shareholders of Wells Fargo) versus the dividends they are likely to otherwise receive as shareholders of First Place on a stand-alone basis.

  Analysis of Selected Merger Transactions. The Bank Advisory Group maintains a sizable database of information pertaining to the prices paid for U.S. banks and their holding companies. This database includes transactions involving banking organizations operating throughout the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. The Bank Advisory Group has the capability of sorting the records by year or combinations of years to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks within a specific state or geographic region, banks that generate a level of earnings as a percent of average assets ("return on average assets" or "ROA") within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

  In deriving the comparable pricing analyses, as described below, it should be recognized that no other single company or transaction is identical to First Place. Accordingly, an examination of the results of the following comparative analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies as well as other factors that could affect the public trading value and the announced acquisition prices of the companies to which First Place is being compared.

  At June 30, 1999, the quarter-end date immediately preceding the August 3, 1999 preliminary fairness opinion, First Place reported assets of $874.7 million. However, that asset figure overstates the core assets of First Place in that the First Place balance sheet includes matching investments (assets) attributable to liabilities derived from wholesale funding sources, which are not reflective of the core deposit (funding) base of First Place. Thus, by excluding such investments (assets), the core assets of First Place totaled $701.3 million at June 30, 1999.

   Price Multiples and Price Indices. The Bank Advisory Group considered transaction values for profitable banking organizations with total assets between $500 million and $1.5 billion, a return on assets ("ROA") between 0.50% and 1.50%, and acquired in the United States during 1998 and thus far in 1999, with 100% common stock as the form of consideration, and for which both price data and related financial information are publicly-available (the "U.S. Peer Group #1"). The U.S. Peer Group #1 is detailed below:

                          Total Assets
Selling Organization      ($ Millions)               Buying Organization
--------------------      ------------               -------------------
SierraWest Bancorp,
 Truckee, CA............     $  881    BancWest Corp., Honolulu, HI
California State Bank,
 West Covina, CA........     $  849    First Security Corporation, Salt Lake City, UT
Pacific Capital Bancorp,
 Salinas, CA............     $  816    Santa Barbara Bancorp, Santa Barbara, CA
Ready State Bank,
 Hialeah, FL............     $  597    Union Planters Corporation, Memphis, TN
Heritage Financial
 Services Corp.,
 Tinley Park, IL........     $1,319    First Midwest Bancorporation, Naperville, IL
Pinnacle Banc Group,
 Inc., Oak Brook, IL....     $1,147    Old Kent Financial Corp., Grand Rapids, MI
Beverly Bancorporation,
 Inc., Tinley Park, IL..     $  669    St. Paul Bancorp, Inc., Chicago, IL
Financial Services Corp.
 of the MW, Rock Island,
 IL.....................     $  518    Mercantile Bancorporation, St. Louis, MO
AMBANC Corp., Vincennes,
 IN.....................     $  734    Union Planters Corporation, Memphis, TN
Sand Ridge Financial
 Corp., Highland, IN....     $  521    First Financial Bancorp, Hamilton, OH
First Financial
 Bancorporation,
 Iowa City, IA..........     $  568    Mercantile Bancorporation, St. Louis, MO
CBT Corporation,
 Paducah, KY............     $1,078    Mercantile Bancorporation, St. Louis, MO
Mason-Dixon Bancshares,
 Inc., Westminster, MD..     $1,102    BB&T Corp., Winston-Salem, NC
Sandwich Co-Op Bank,
 Sandwich, MA...........     $  519    The 1855 Bancorp, New Bedfor, MA
Pioneer Bancorporation,
 Reno, NV...............     $1,077    Zions Bancorporation, Salt Lake City, UT
Evergreen Bancorp, Inc.,
 Glen Falls, NY.........     $1,067    Banknorth Group, Inc., Burlington, VT
Ohio Bank, Findlay, OH..     $  600    Citizens Bancshares, Inc., Salineville, OH
AmQuest Financial Corp.,
 Duncan, OK.............     $  586    BancFirst Corporation, Oklahoma City, OK
Prime Bancorp, Inc.,
 Fort Washington, PA....     $1,039    Summit Bancorp, Princeton, NJ
Southwest National
 Corp., Greensburg, PA..     $  841    First Commonwealth Financial Corp., Indiana, PA
Pioneer Bancshares,
 Inc., Chattanooga, TN..     $  993    First American Corporation, Nashville, TN
Overton Bancshares,
 Inc., Fort Worth, TX...     $  863    Cullen/Frost Bankers, Inc., San Antonio, TX
Mercantile Bank, N.A.,
 Brownsville, TX........     $  816    Norwest Corporation, Minneapolis, MN
First State Bank,
 Austin, TX.............     $  603    Norwest Corporation, Minneapolis, MN
Merchants Bancshares,
 Inc., Houston, TX......     $  546    Union Planters Corporation, Memphis, TN
Horizon Bancorp, Inc.,
 Beckley, WV............     $1,041    City Holding Company, Cross Lanes, WV
Matewan Bancshares,
 Inc., Williamson, WV...     $  686    BB&T Corp., Winston-Salem, NC

  Additionally, The Bank Advisory Group considered transaction values for a subset of the U.S. Peer Group #1. The Bank Advisory Group identified selected sellers within the U.S. Peer Group #1 that were headquartered in markets more closely approximate to the Farmington, New Mexico banking market (versus larger urban/suburban banking markets in which a number of the sellers in the U.S. Peer Group #1 were located). The Bank Advisory Group believes that this more narrow peer group, termed the U.S. Narrowed Peer Group, represents a peer group comprised of banking organizations that more closely approximate First Place. Thus, the data derived from the U.S. Narrowed Peer Group represents superior information for making a valid comparative purchase price analysis of the proposed merger. The U.S. Narrowed Peer Group is detailed below:

                          Total Assets
Selling Organization      ($ Millions)           Buying Organization
--------------------      ------------           -------------------
SierraWest Bancorp,
 Truckee, CA............     $  881    BancWest Corp., Honolulu, HI
Financial Services Corp.
 of the MW, Rock Island,
 IL.....................     $  518    Mercantile Bancorporation, St. Louis, MO
AMBANC Corp., Vincennes,
 IN.....................     $  734    Union Planters Corporation, Memphis, TN
CBT Corporation,
 Paducah, KY............     $1,078    Mercantile Bancorporation, St. Louis, MO
AmQuest Financial Corp.,
 Duncan, OK.............     $  586    BancFirst Corporation, Oklahoma City, OK
Mercantile Bank, N.A.,
 Brownsville, TX........     $  816    Norwest Corporation, Minneapolis, MN
Matewan Bancshares,
 Inc., Williamson, WV...     $  686    BB&T Corp., Winston-Salem, NC

  The Bank Advisory Group compared the average of the transaction values for the U.S. Peer Group #1, and the corresponding average of the financial characteristics for the U.S. Peer Group #1, in relation to the August 1999 transaction value. The comparative analysis revealed that the proposed merger yielded a transaction value for First Place resulting in a purchase price as a percent of total assets (price-equity index) of 21.59, a level 23% lower than the 28.03 average for the U.S. Peer Group #1. However, by considering the core assets of First Place, the comparative analysis revealed that the proposed merger yielded a transaction value for First Place resulting in a purchase price as a percent of total core assets (price-equity index) of 26.93, a level only 4% lower than the 28.03 average for the U.S. Peer Group #1.

  When using the U.S. Narrowed Peer Group as a base, the comparative analysis revealed that the proposed merger yielded a transaction value for First Place resulting in a purchase price as a percent of total assets (price-equity index) of 21.59, a level 9% lower than the 23.62 average for the U.S. Narrowed Peer Group. However, by considering the core assets of First Place, the comparative analysis revealed that the proposed merger yielded a transaction value for First Place resulting in a purchase price as a percent of total core assets (price-equity index) of 26.93, a level 14% higher than the 23.62 average for the U.S. Narrowed Peer Group.

  The equity ratio for First Place on a core bank basis (as measured by the equity-to-assets ratio for the core bank, adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger) as of June 30, 1999 equaled 12.20%, a ratio that is 280 basis points and 30% higher than the average equity ratio of 9.40% for the U.S. Narrowed Peer Group. Likewise, the 12-month trailing return on average assets ("ROA") for First Place on a core basis (ROA expressed for the core bank and adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger) equaled 1.26%, a ratio that is 19 basis points and 18% higher than the average ROA of 1.07% for the U.S. Narrowed Peer Group. As previously noted, The Bank Advisory Group believes that the U.S. Narrowed Peer Group provides superior information for making a valid comparative purchase price analysis of the proposed merger. Therefore, using the U.S. Narrowed Peer Group information as the "benchmark" data, the analysis indicated that the transaction value for First Place, as measured by the price index described above, is reasonable and defensible. Indeed, the price index for First Place on a core bank basis exceeded the price index for the U.S. Narrowed Peer Group, a reasonable expectation given the superior financial condition and performance (in terms of equity-to-assets ratio and return on average assets) of First

Place on a core bank basis relative to the U.S. Narrowed Peer Group. The table set forth below summarizes this comparative analysis, and highlights the First Place transaction.

                                       Equity-                Total   Price Multiples  Price Indices
                          # of  Assets   to-                  Price   --------------- ---------------
                          Banks $(MM)  Assets  ROA    ROE   $(MM) (2) Equity Earnings Equity Earnings
                          ----- ------ ------- ----  -----  --------- ------ -------- ------ --------
First Place (Whole Bank)
 (1)....................     1   $874    9.78% 1.08% 11.82%  $188.9   2.21x   19.08x  21.59   20.65
First Place (Core Bank)
 (1)....................     1   $701   12.20% 1.26% 10.71%  $188.9   2.21x   21.06x  26.93   26.58
U.S. Peer Group #1......    27   $816    8.97% 1.19% 13.15%  $228.7   3.13x   24.91x  28.03   29.61
U.S. Narrowed Peer
 Group..................     7   $757    9.40% 1.07% 11.49%  $178.8   2.51x   23.31x  23.62   25.01

--------
1. Financial data for First Place is as of June 30, 1999, with earnings based on 12-month trailing earnings, and with equity and earnings adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger. The "whole bank" reflects First Place based on stated financial data. The "core bank" excludes matching investments (assets) attributable to liabilities derived from wholesale funding sources.
2. Total price for First Place based on the issuance of 4,600,000 shares of Wells Fargo common stock, and a $41 1/16 closing price per share, as of July 27, 1999, for Wells Fargo common stock.

   Common Stock Indexed Price Multiples. The Bank Advisory Group also considered transaction values for profitable banking organizations acquired in the United States since 1994, and with total assets between $100 million and $1 billion. However, the subject transactions were confined to those with 100% common stock as the form of consideration, and for which both price data and related financial information are publicly-available. The Bank Advisory Group termed these banking organizations the "Indexed Peer Group".

  In order to derive indexed price multiples for the Indexed Peer Group, The Bank Advisory Group compared the price multiples calculated for each transaction value at the date of announcement relative to the market price multiples for the common stock of the relevant acquirer at the month-end prior to announcement date. The Bank Advisory Group then compared the average of the indexed price multiples for the Indexed Peer Group, segmented by year of announcement, in relation to the indexed price multiples computed for the transaction value attributable to First Place in connection with the merger, using the market price multiple for Wells Fargo common stock.

  This comparative analysis revealed that the August 1999 transaction value resulted in a price-to-equity multiple of 2.21x for First Place on a core bank basis, versus a 2.94x average for the Indexed Peer Group for the first half of 1999, and a 3.17x average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average price-to-equity multiple for the Indexed Peer Group ranged between 1.97x and 2.76x. However, when the 2.21x price-to-equity transaction multiple is compared relative to the 3.24x price-to-equity multiple for Wells Fargo common stock as of July 27, 1999, the transaction value equated to an indexed price-to-equity multiple of 68.21, versus a 116.67 average for the Indexed Peer Group for the first half of 1999, and a 111.54 average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average indexed price-to-equity multiple for the Indexed Peer Group ranged between 109.08 and 122.89. The comparative analysis also revealed that the August 1999 transaction value resulted in a price-to-earnings multiple of 21.06x for First Place on a core bank basis, versus a 21.64x average for the Indexed Peer Group for the first half of 1999, and a 23.91x average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average price-to-earnings multiple for the Indexed Peer Group ranged between 15.54x and 21.33x. When the 21.06x price-to-earnings transaction multiple is compared relative to the 18.67x price-to-earnings multiple for Wells Fargo common stock as of July 27, 1999, the transaction value equated to an indexed price-to-earnings multiple of 112.80 for First Place on a core bank basis, compared with a 108.09 average for the Indexed Peer Group for the first half of 1999, and a 112.56 average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average indexed price-to-earnings multiple for the Indexed Peer Group ranged between 119.90 and 144.85.

  When giving consideration to the fact that the financial performance (in terms of return on average assets) of First Place on a core bank basis closely approximates that of the Indexed Peer Group for each of the segmented years, the analysis suggested that the August 1999 transaction value was reasonable when viewed in terms of the indexed price-to-earnings multiples. The indexed price-to-equity multiple for First Place, at 68.21, is substantially lower than the averages computed for the Indexed Peer Group. However, that disparity is reasonable, and to be expected, given that the equity-to-assets ratio of First Place substantially exceeds the average equity-to-assets ratios for the Indexed Peer Group. In brief terms, it generally follows that the higher the equity-to-assets ratio, the lower the price-to-equity multiple. That relationship holds true in the case of First Place, both in terms of the stated price-to-equity and the indexed price-to-equity multiple at the August 1999 transaction value.

  The table set forth below summarizes the indexed price multiples analysis, and highlights the First Place transaction.

                                                        Transaction   Acquirer Stock   Indexed Price
                                                      Price Multiples    Multiples     Multiples (2)
                         # of  Assets  Equity-        --------------- --------------- ---------------
                         Banks $(MM)  to-Assets ROA   Equity Earnings Equity Earnings Equity Earnings
                         ----- ------ --------- ----  ------ -------- ------ -------- ------ --------
First Place (Core
 Bank) (1)..............    1   $701    12.20%  1.26% 2.21x   21.06x  3.24x   18.67x   68.21  112.80
Indexed Peer Group--
 1999...................   17   $266     8.76%  1.30% 2.94x   21.64x  2.52x   20.02x  116.67  108.09
Indexed Peer Group--
 1998...................  110   $270     9.04%  1.27% 3.17x   23.91x  2.84x   21.24x  111.54  112.56
Indexed Peer Group--
 1997...................   77   $295     8.67%  1.20% 2.76x   21.33x  2.53x   17.79x  109.08  119.90
Indexed Peer Group--
 1996...................   51   $290     8.98%  1.30% 2.22x   16.25x  1.86x   13.07x  119.36  124.36
Indexed Peer Group--
 1995...................   46   $254     8.25%  1.07% 2.08x   16.85x  1.69x   11.63x  122.89  144.85
Indexed Peer Group--
 1994...................   79   $239     8.96%  1.17% 1.97x   15.54x  1.67x   11.09x  118.16  140.19

--------
1. Financial data for First Place is as of June 30, 1999, with earnings based on 12-month trailing earnings, and with equity and earnings adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger. The "core bank" excludes matching investments (assets) attributable to liabilities derived from wholesale funding sources. Total price, and thus the price multiples and indices, for First Place is based on the issuance of 4,600,000 shares of Wells Fargo common stock, and a $41 1/16 closing price per share, as of July 27, 1999, for Wells Fargo common stock.
2. Transaction Price Multiples as % of Acquirer stock market price multiples.

 Summary of Analyses Relating to the December  , 1999 Confirming Fairness
Opinion

  Set forth below is a brief summary of the analyses used by The Bank Advisory Group in drawing conclusions in connection with the December , 1999 confirming fairness opinion.

  For the December , 1999 confirming fairness opinion, The Bank Advisory Group based its analysis, in part, upon the closing market price of Wells Fargo
common stock as of      , 1999. On that date, Wells Fargo common stock closed
at a market price of $   per share. Thus, at that time and based on the
proposed issuance of 4,600,000 shares of Wells Fargo common stock, the total transaction value for First Place in connection with the proposed merger
equated to $   million, or $   per share based on a maximum of 2,307,484 shares
of First Place common stock outstanding.

  At September 30, 1999, the quarter-end date immediately preceding the December , 1999 confirming fairness opinion, First Place reported assets of $ million. However, that asset figure overstates the core assets of First Place in that the First Place balance sheet includes matching investments (assets) attributable to liabilities derived from wholesale funding sources, which are not reflective of the core deposit (funding) base of First Place. Thus, by excluding such investments (assets), the core assets of First Place totaled $ million at September 30, 1999.

 Analysis of Selected Merger Transactions.

  Price Multiples and Price Indices. Since the August 3, 1999 preliminary fairness opinion, The Bank Advisory Group added a number of new records to its database of information pertaining to the prices paid for U.S. banks. Thus, The Bank Advisory Group reconsidered transaction values for profitable banking organizations with total assets between $500 million and $1.5 billion, a return on assets ("ROA") between 0.50% and 1.50%, and acquired in the United States during 1998 and thus far in 1999, with 100% common stock as the form of consideration, and for which both price data and related financial information are publicly-available (the "U.S. Peer Group #2"). The U.S. Peer Group #2 is identical U.S. Peer Group #1, described above, except that it includes the following additional transactions:

                          Total Assets
Selling Organization      ($ Millions) Buying Organization
--------------------      ------------ -------------------
New England Cmnty
 Bancorp, Inc., Windsor,
 CT.....................     $  788    Webster Financial Corp., Waterbury, CT
Prime Bank, Houston,
 TX.....................     $1,189    Wells Fargo & Company, San Francisco, CA

  Since the two transactions listed above are located in markets vastly different from the Farmington, New Mexico market, The Bank Advisory Group continued to rely upon data derived from the U.S. Narrowed Peer Group, described above, as representing superior information for making a valid comparative purchase price analysis of the proposed merger.

  The Bank Advisory Group compared the average of the transaction values for the U.S. Peer Group #2, and the corresponding average of the financial characteristics for the U.S. Peer Group #2, in relation to the transaction value of the proposed merger ($ million based on the market value of Wells
Fargo common stock as of      , 1999). The comparative analysis reveals that
the proposed merger yields a transaction value for First Place resulting in a purchase price as a percent of total assets (price-equity index) of , a level
 % lower than the 27.68 average for the U.S. Peer Group #2. However, by considering the core assets of First Place, the comparative analysis reveals that the proposed merger yields a transaction value for First Place resulting in a purchase price as a percent of total core assets (price-equity index) of
 , a level only  % lower than the 27.68 average for the U.S. Peer Group #2.

  When using the U.S. Narrowed Peer Group as a base, the comparative analysis reveals that the proposed merger yields a transaction value for First Place resulting in a purchase price as a percent of total assets (price-equity index)
of , a level  %    than the 23.62 average for the U.S. Narrowed Peer Group.
However, by considering the core assets of First Place, the comparative analysis reveals that the proposed merger yields a transaction value for First Place resulting in a purchase price as a percent of total core assets (price-
equity index) of , a level  %    than the 23.62 average for the U.S. Narrowed
Peer Group.

  The equity ratio for First Place on a core bank basis (as measured by the equity-to-assets ratio for the core bank, adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger) as of September 30, 1999 equaled %, a ratio
that is   basis points and  % higher than the average equity ratio of 9.40% for the U.S. Narrowed Peer Group. Likewise, the 12-month trailing return on average assets ("ROA") for First Place on a core basis (ROA expressed for the core bank and adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger)
equaled  %, a ratio that is   basis points and  % higher than the average ROA
of 1.07% for the U.S. Narrowed Peer Group.

  As previously noted, The Bank Advisory Group believes that the U.S. Narrowed Peer Group provides superior information for making a valid comparative purchase price analysis of the proposed merger. Therefore, using the U.S. Narrowed Peer Group information as the "benchmark" data, the analysis indicated that the transaction value for First Place, as measured by the price index described above, is reasonable and defensible. Indeed, the price index for First Place on a core bank basis exceeded the price index for the U.S. Narrowed Peer Group, a reasonable expectation given the superior financial condition and performance (in terms of equity-to-assets ratio and return on average assets) of First Place on a core bank basis relative to the U.S. Narrowed Peer Group. The table set forth below summarizes this comparative analysis, and highlights the First Place transaction.

                                       Equity-                Total   Price Multiples  Price Indices
                          # of  Assets   to-                  Price   --------------- ---------------
                          Banks $(MM)  Assets   ROA   ROE   $(MM) (2) Equity Earnings Equity Earnings
                          ----- ------ ------- ----- ------ --------- ------ -------- ------ --------
First Place (Whole Bank)
 (1)....................     1
First Place (Core Bank)
 (1)....................     1
U.S. Peer Group #2......    29   $829   8.87%  1.19% 13.32%  $229.6   3.12x   24.64x  27.68   29.35
U.S. Narrowed Peer
 Group..................     7   $757   9.40%  1.07% 11.49%  $178.8   2.51x   23.31x  23.62   25.01

--------
1. Financial data for First Place is as of September 30, 1999, with earnings based on 12-month trailing earnings, and with equity and earnings adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger. The "whole bank" reflects First Place based on stated financial data. The "core bank" excludes matching investments (assets) attributable to liabilities derived from wholesale funding sources.
2. Total price for First Place based on the issuance of 4,600,000 shares of
   Wells Fargo common stock, and a $    closing price per share, as of      ,
   1999, for Wells Fargo common stock.

   Common Stock Indexed Price Multiples. Using indexed price multiples, as discussed above, the comparative analysis reveals that the proposed merger yields a transaction value for First Place, on a core bank basis, resulting in a price-to-equity multiple of x, versus a x average for the Indexed Peer Group for the first nine months of 1999, and a 3.17x average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average price-to-equity multiple for the Indexed Peer Group ranged between 1.97x and 2.76x. However, when the x price-to-equity transaction multiple for the proposed merger is compared relative to the x price-to-equity multiple for Wells Fargo common stock as of
  , 1999, the transaction value equates to an indexed price-to-equity multiple
of   , versus a    average for the Indexed Peer Group for the first nine months of 1999, and a 111.54 average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average indexed price-to-equity multiple for the Indexed Peer Group ranged between 109.08 and 122.89. The comparative analysis also reveals that the proposed merger yield a transaction value for First Place, on a core bank basis, resulting in a price-to-earnings multiple of x, versus a x average for the Indexed Peer Group for the first nine months of 1999, and a 23.91x average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average price-to-earnings multiple for the Indexed Peer Group ranged between 15.54x and 21.33x. When the x price-to-earnings transaction multiple for First Bank is compared relative to the x price-to-earnings multiple for Wells Fargo
common stock as of   , 1999, the transaction value equates to an indexed price-
to-earnings multiple of   for First Place on a core bank basis, compared with a
  average for the Indexed Peer Group for the first nine months of 1999, and a
112.56 average for the Indexed Peer Group in 1998. Between 1994 and 1997, the average indexed price-to-earnings multiple for the Indexed Peer Group ranged between 119.90 and 144.85.

  When giving consideration to the fact that the financial performance (in terms of return on average assets) of First Place on a core bank basis closely approximates that of the Indexed Peer Group for each of the segmented years, the analysis suggests that the transaction value for First Place is reasonable and defensible when viewed in terms of the indexed price-to-earnings multiples.
The indexed price-to-equity multiple for First Place, at     , is substantially
lower than the averages computed for the Indexed Peer Group. However, as previously noted, that disparity is reasonable, and to be expected, given that the equity-to-assets ratio of First Place substantially exceeds the average equity-to-assets ratios for the Indexed Peer Group.

  The table set forth below summarizes the indexed price multiples analysis, and highlights the First Place transaction.

                                                        Transaction
                                                           Price      Acquirer Stock        Indexed
                                                         Multiples       Multiples    Price Multiples(2)
                         # of  Assets  Equity-        --------------- --------------- --------------------
                         Banks $(MM)  to-Assets ROA   Equity Earnings Equity Earnings  Equity    Earnings
                         ----- ------ --------- ----  ------ -------- ------ -------- --------- ----------
First Place (Core
 Bank)(1)...............    1
Indexed Peer Group --
 1999...................
Indexed Peer Group --
 1998...................  110   $270    9.04%   1.27% 3.17x   23.91x  2.84x   21.24x     111.54     112.56
Indexed Peer Group --
 1997...................   77   $295    8.67%   1.20% 2.76x   21.33x  2.53x   17.79x     109.08     119.90
Indexed Peer Group --
 1996...................   51   $290    8.98%   1.30% 2.22x   16.25x  1.86x   13.07x     119.36     124.36
Indexed Peer Group --
 1995...................   46   $254    8.25%   1.07% 2.08x   16.85x  1.69x   11.63x     122.89     144.85
Indexed Peer Group --
 1994...................   79   $239    8.96%   1.17% 1.97x   15.54x  1.67x   11.09x     118.16     140.19

--------
1. Financial data for First Place is as of September 30, 1999, with earnings based on 12-month trailing earnings, and with equity and earnings adjusted to reflect the pro forma impact assuming all issued and outstanding First Place stock options will be exercised prior to the merger. The "core bank" excludes matching investments (assets) attributable to liabilities derived from wholesale funding sources. Total price, and thus the price multiples and indices, for First Place is based on the issuance of 4,600,000 shares of
   Wells Fargo common stock, and a $    closing price per share, as of      ,
   1999, for Wells Fargo common stock.
2. Transaction Price Multiples as  % of Acquirer stock market price multiples.

 Informed Professional Opinions

  The summaries set forth above do not purport to be a complete description of the analyses performed by The Bank Advisory Group. The Bank Advisory Group believes that its analyses and the summaries set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses used by The Bank Advisory Group.

  In addition, The Bank Advisory Group may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be The Bank Advisory Group's view of the actual value of Wells Fargo common stock on a post-merger basis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, The Bank Advisory Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of both First Place and Wells Fargo. The analyses performed by The Bank Advisory Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared in connection with The Bank Advisory Group's determination of the fairness of the financial terms of the merger, from a financial point of view, to the shareholders of First Place common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by The Bank Advisory Group in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and, therefore, not certain to become reality. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

  The Bank Advisory Group is of the belief that its review of, among other things, the aforementioned items, provided a reasonable basis for the issuance of the August 3, 1999 preliminary fairness opinion and the December , 1999 confirming fairness opinion, recognizing that The Bank Advisory Group issued informed professional opinions--not certifications of value.

 Summary of Information Reviewed

  The Bank Advisory Group, in connection with the issuance of the August 3, 1999 preliminary fairness opinion and the December , 1999 confirming fairness opinion, reviewed, among other things, the following First Place information:

  . audited consolidated financial statements, included in First Place's annual reports on Form 10-K, as filed with the Securities and Exchange Commission, for the years ended December 31, 1998, 1997, and 1996;

  . quarterly financial statements, included in First Place's quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, for the 1998 and 1997 calendar quarters, for the first two calendar quarters of 1999, and in the case of the December , 1999 confirming fairness opinion, for the third calendar quarter of 1999;

  . consolidated financial statements, included in First Place's regulatory filings on Form F.R. Y9C, as filed with the Federal Reserve System, for the years ended December 31, 1998, 1997, and 1996, for the six-month period ended June 30, 1999, and in the case of the December , 1999 confirming fairness opinion, for the nine-month period ended September 30, 1999;

  . certain internal financial analyses and forecasts for First Place prepared by the management of First Place, including projections of future performance;

  . certain other summary materials and analyses with respect to First Place's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:

    . schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,

    .  analyses concerning the adequacy of the loan loss reserve,

    . schedules of "other real estate owned," including current carrying values and recent appraisals, and

    . schedules of securities, detailing book values, market values, and lengths to maturity; and,

  . certain publicly-available information concerning the trading of, and the trading market for, First Place common stock.

  In addition, The Bank Advisory Group reviewed the following Wells Fargo information:

  . audited consolidated financial statements, included in Wells Fargo's annual reports on Form 10-K, as filed with the Securities and Exchange Commission, for the years ended December 31, 1998, 1997, and 1996;

  . quarterly financial statements, included in Wells Fargo's quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, for the 1998 and 1997 calendar quarters, for the two calendar quarters of 1999, and in the case of the December , 1999 confirming fairness opinion, for the third calendar quarter of 1999;

  . consolidated financial statements, included in Wells Fargo's regulatory filings on Form F.R. Y9C, as filed with the Federal Reserve System, for the years ended December 31, 1998, 1997, and 1996, for the six-month period ended June 30, 1999, and in the case of the December , 1999 confirming fairness opinion, for the nine-month period ended September 30, 1999;

  . selected equity research reports regarding Wells Fargo prepared by various analysts who cover the financial institutions sector for market makers of Wells Fargo common stock; and,

  . certain publicly-available information concerning the trading of, and the trading market for, Wells Fargo common stock;

  Additionally, the August 3, 1999 preliminary fairness opinion and the December , 1999 confirming fairness opinion were based upon, among other things, a review of:

  . in the case of the December , 1999 confirming fairness opinion, the merger agreement, set forth in Appendix A to this proxy statement-prospectus, that sets forth, among other items, the terms, conditions to closing, and representations and warranties of First Place and Wells Fargo with respect to the proposed merger;

  . in the case of the December , 1999 confirming fairness opinion, this proxy statement-prospectus;

  . the financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry that The Bank Advisory Group deems comparable, either in whole or in part, to the proposed, together with the financial performance and condition of such banking organizations;

  . the price-to-equity multiples, price-to-earnings multiples and trading volumes of banking organizations based in the United States that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations, compared with the price-to-equity multiples, price-to-earnings multiples and trading volumes for both First Place common stock and Wells Fargo common stock;

  . the condition of the commercial banking industry as a whole, the analysis for which is derived from financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and,

  . such other information--including financial studies, analyses, investigations, and economic and market criteria--that The Bank Advisory Group deemed relevant.

  In connection with its review, The Bank Advisory Group has relied upon the information provided by the management of First Place, or otherwise publicly-available and reviewed by The Bank Advisory Group, as being complete and accurate in all material respects. The Bank Advisory Group met with the management of First Place for the purpose of discussing the relevant information that has been provided to The Bank Advisory Group.

  The Bank Advisory Group has not verified, through independent inspection or direct examination, the specific assets or liabilities of First Place, Wells Fargo or their subsidiary banks. The Bank Advisory Group has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of First Place and Wells Fargo since the date of the last financial statements made available to The Bank Advisory Group. The Bank Advisory Group has also assumed that there are no material off-balance sheet assets or liabilities for First Place or Wells Fargo that are not otherwise disclosed in the financial information either disclosed or publicly-available.

  The Bank Advisory Group is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and The Bank Advisory Group assumed, with First Place's consent, that such allowances for each of First Place and Wells Fargo are in the aggregate adequate to cover such losses. In addition, The Bank Advisory Group did not assume responsibility for reviewing any individual credit files, or for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of First Place or Wells Fargo, nor was The Bank Advisory Group furnished with any such appraisals. Finally, The Bank Advisory Group's opinions were based on economic, monetary and market and other conditions in effect as of the date of the fairness opinions. Accordingly, although subsequent developments may affect The Bank Advisory Group's opinions, The Bank Advisory Group has not assumed any obligation to update, revise or reaffirm such opinions.

  The Bank Advisory Group did not discuss with the independent accountants for either First Place or Wells Fargo any financial reporting matters with respect to First Place, Wells Fargo, the merger, or the merger agreement. First Place informed The Bank Advisory Group, and The Bank Advisory Group assumed, that the merger would be recorded as a "purchase" under generally accepted accounting principles. The Bank Advisory Group assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

  With respect to the financial forecasts for First Place, The Bank Advisory Group assumed for purposes of its opinion, and with First Place's consent, that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of First Place, and that they provided a reasonable basis upon which The Bank Advisory Group could form its opinion.

 Professional Fees Paid to The Bank Advisory Group

  Since August 1990, and prior to its retention for this specific assignment, The Bank Advisory Group has provided financial services to First Place in various capacities on an infrequent basis; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues.

  For The Bank Advisory Group's services as an independent financial analyst and advisor to First Place in connection with the merger, First Place has agreed to pay The Bank Advisory Group a professional fee totaling between $183,000 and $200,000, of which $19,000 has been received by The Bank Advisory Group. Additionally, First Place also has agreed to reimburse The Bank Advisory Group for reasonable out-of-pocket expenses. Furthermore, in connection with the merger, First Place has agreed to indemnify The Bank Advisory Group, the officers, directors, employees, and shareholders of The Bank Advisory Group and assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person. No portion of The Bank Advisory Group's fee is contingent upon the conclusion reached in either the August 3, 1999 preliminary fairness opinion or the December , 1999 confirming fairness opinion; and, First Place's obligation to pay the remaining balance of the professional fee due to The Bank Advisory Group is not contingent upon the conclusion reached in the December , 1999 confirming fairness opinion.

  The Bank Advisory Group has not previously provided any services to Wells Fargo and, thus, has never received any professional fees from Wells Fargo.

Additional Interests Of First Place Management

  Members of First Place's management have interests in the merger that are in addition to their interests as shareholders of First Place generally. These additional interests are described below. First Place's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Employment And Non-Competition Agreements With Wells Fargo

  Wells Fargo and its subsidiary bank, Wells Fargo Bank New Mexico, N.A. (formerly known as Norwest Bank New Mexico, N.A.), have entered into employment and non-compete agreements with Messrs. Ledbetter and Rose. Under the terms of their respective agreements, Messrs. Ledbetter and Rose each will be employed by Wells Fargo Bank New Mexico in the position of a senior officer of the Farmington, New Mexico market for a term of three years, beginning on the day after the effective date of the merger. Mr. Ledbetter will be paid an annual salary of $256,000. Mr. Rose will be paid an annual salary of $150,000.

  Messrs. Ledbetter and Rose have also each agreed not to, directly or indirectly, while employed and for three years thereafter, do any of the following within a fifty-mile radius of First Place's bank subsidiaries located in Farmington, New Mexico and Albuquerque, New Mexico:

  .  engage in the commercial banking or thrift business;

  . aid or assist anyone in engaging in or entering into the commercial banking or thrift business;

  . reestablish or reopen any business substantially the same as all or any part of the business of First Place;

  . in any manner become interested directly or indirectly, as employee, owner, partner, shareholder, director, officer or otherwise, in a commercial banking or thrift business; provided, however, that for this purpose the term "shareholder" does not include any investment in an organization where Messrs. Ledbetter or Rose, as the case may be, owns less than 5% of the stock issued and outstanding; or

  . solicit, directly or indirectly, an employee of First Place or Wells Fargo for the purpose of encouraging that employee to leave said employment.

  Messrs. Ledbetter and Rose will receive total payments of $768,000 and $990,000, respectively, in exchange for observing these restrictions. Mr. Ledbetter will receive a lump sum payment of $768,000 on the day following the effective date of the merger. Mr. Rose will receive $810,000 on the day following the effective date of the merger, $90,000 eighteen months thereafter, and the remaining $90,000 on the third anniversary of the day following the effective date of the merger.

 Vesting of First Place Stock Options

  Outstanding options to acquire shares of First Place common stock currently have vesting periods ranging from one year to five years and have exercise prices ranging from $39.34 to $73.40 per share, depending on the date such options were granted. In anticipation of the merger with Wells Fargo, First Place will accelerate vesting of all outstanding stock options to permit the option holders the ability to exercise all such options for a period of time prior to completion of the merger. Upon completion of the merger, unexercised stock options, if any, will terminate. Accordingly, so long as the market value of First Place common stock exceeds the exercise price of outstanding stock options, it is likely that such stock options will be exercised by option holders prior to completion of the merger. Management of First Place, however, cannot predict whether all such stock options will be exercised prior to completion of the merger. To the extent that stock options are not exercised by option holders prior to completion of the merger and to the extent that option holders use shares of First Place common stock to pay for the exercise of options, the exchange ratio will increase. The total number of shares of Wells Fargo common stock to be issued to shareholders of First Place will not, however, be affected by the termination of any outstanding stock options upon completion of the merger.

  Certain of these stock options subject to accelerated vesting are held by officers and directors of First Place. A summary of the presently unvested stock options for which vesting will accelerate prior to the merger is shown below with respect to such persons:

                                                          Option Shares Subject
     Name                                                 to Accelerated Vesting
     ----                                                 ----------------------
     Ronald A. Corkish...................................          2,359
     Robert S. Culpepper.................................          1,200
     John W. Dowling.....................................          5,623
     Robert M. Goodman...................................          2,722
     Ike Kalangis........................................            200
     Richard I. Ledbetter................................          3,603
     J. Gregory Merrion..................................          1,200
     R. Lance Michaels...................................          3,700
     Jack M. Morgan......................................          1,200
     Roy L. Owen.........................................          1,200
     B. Stephens Parker..................................          1,985
     James D. Rose.......................................          3,206
     Thomas C. Taylor....................................          1,200
     Marlo L. Webb.......................................          1,200
     Others..............................................         12,825
                                                                  ------
       Total.............................................         43,423
                                                                  ======

 Change In Control Payments

  Various executive officers of First Place and its bank subsidiaries have employment agreements with First Place and the bank subsidiary for which they serve as an employee. Among other things, these employment agreements provide for the payment of specified amounts to them (generally a multiple of their salary) if their duties and responsibilities are diminished, or their employment is terminated, within a specified period of time after a change in control. Completion of the Wells Fargo merger transaction will be a change in control for purposes of these agreements. Subject to certain exceptions and variations, these employment agreements generally ensure that the officers will continue to be employed after the change in control for the remainder of the term of their respective agreements (generally two to three years) with undiminished duties and responsibilities or, alternatively, will receive comparable economic benefits in the event that their duties or responsibilities are diminished or their employment is involuntarily terminated prior to the expiration of the term.

  Among the executive officers with employment agreements of this type are Messrs. Ledbetter, Rose and Robert M. Goodman, each of whom is also a director of First Place. Messrs. Ledbetter's and Rose's current employment agreements with First Place will be superseded by their employment and non-competition agreements with Wells Fargo. As a result, Messrs. Ledbetter and Rose will not receive any further payments under their current First Place employment agreements once the merger is completed. See "Employment And Non-Competition Agreements With Wells Fargo" above. Mr. Goodman's employment agreement, which currently provides for an annual base salary of $197,000, expires no earlier than December 31, 2002. In the event that Mr. Goodman is involuntarily terminated within six months following a change in control (i.e., completion of the merger with Wells Fargo), he would be entitled to receive approximately $591,000, payable in cash.

 Benefit Plans

  As described elsewhere in this proxy statement-prospectus, in connection with the merger agreement, First Place has agreed to take certain actions on or before the effective date of the merger with respect to its

Executive Supplemental Income Plan and Deferred Directors Income Plan, which actions may be construed to be a benefit to plan participants, including management of First Place. See "The Merger Agreement--Certain Covenants-- Employment Agreements And Employee Benefit Plans."

 Indemnification and Insurance

  Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in First Place's restated articles of incorporation or bylaws in favor of the present and former directors and officers of First Place with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

  Subject to certain exceptions and limitations, Wells Fargo has also agreed to use its best efforts to cause to be maintained in effect for a period of three years following the merger the current policies of directors' and officers' liability insurance maintained by First Place with respect to claims arising from facts or events that occurred before the merger becomes effective.

 Dissenters' Rights

  As a result of the proposed merger, shareholders of First Place are entitled to exercise dissenters' rights under Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (NMBCA). Shareholders electing to demand the appraisal of their shares may not vote in favor of the merger and must deliver a written objection to the merger to First Place at its principal executive offices either prior to or at the special meeting before the taking of the vote on the merger at the special meeting. By properly executing a proxy sheet with no voting instructions indicated thereon, a shareholder will vote in favor of the approval and adoption of the merger agreement and, accordingly, will not be entitled to exercise dissenters' rights in connection with the merger.

  If the merger is approved, a shareholder who filed a written objection as described above and did not vote in favor of the merger may, within ten days after the date on which the vote on the merger is taken, make written demand on First Place, as the surviving corporation, for payment of the fair value of the shareholder's shares in cash. Such demand will be sufficient if it reasonably informs First Place of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shareholder's shares. Because a proxy or vote against the merger will not constitute such a demand, a separate written demand is required. Failure to comply with these procedures, including without limitation the failure to make written demand within ten days following approval of the merger agreement by the First Place shareholders, will cause the shareholder to lose his or her dissenters' rights with respect to such shares.

  Within ten days after the effective time of the merger, First Place will give written notice to each shareholder who has made a demand for appraisal of the effectiveness of the merger and will make a written offer to each such shareholder to pay for such shares at a specified price deemed by First Place to be the fair value of the shares. The notice and offer must be accompanied by First Place's balance sheet as of the last available date (but no more than 12 months prior to the making of the offer) and a profit and loss statement of First Place for the 12-month period ended on the date of the balance sheet. If, within 30 days after the effective time of the merger, the shareholder and First Place reach an agreement as to the fair value of the shareholder's shares, First Place will remit the fair value payment agreed upon to the shareholder within 90 days after the effective time of the merger and upon surrender of the certificates representing such shares. If First Place and the shareholder do not agree upon the fair value of the shareholder's shares within such 30-day period, then, within 30 days after receipt of written demand from any dissenting shareholder which is given within 60 days after the effective time of the merger, First Place shall, or at First Place's election at any time within such 60-day period First Place may, file a petition in any court of competent jurisdiction in the county where First Place's registered office is located, asking that the court determine the fair value of the shares. If First Place fails to file such a petition, any shareholder demanding appraisal rights may do so on First Place's behalf. All shareholders asserting appraisal rights will be made parties to any court action filed to determine such fair value. No demand for appraisal may be withdrawn without the consent of First Place. If a demand is withdrawn with the consent of First Place, the shareholder's status will be restored and he will participate in the merger in accordance with its terms.

  At a hearing on a petition for appraisal, the court may, in its discretion, appoint one or more appraisers to receive evidence and to recommend a decision on the question of fair value. The appraisers shall have such power and authority as may be specified in the order of their appointment. The fair value of the shares is to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The fair value of the shares, as determined by the court, together with interest, if any, will be required to be paid by First Place to all dissenting holders of First Place common stock who have complied with Section 53-15-4.

  The court will assess the costs and expenses of such proceeding, including reasonable compensation for and the expenses of the appraiser(s), but excluding fees and expenses of counsel and experts, against First Place, except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their failure to accept First Place's offer of payment was arbitrary, vexatious, or otherwise not in good faith. The court may award fees of counsel and experts in amounts the court finds reasonable against First Place if the determined fair value of the shares materially exceeds the amount offered by First Place or if First Place fails to make a required offer.

  Upon receiving a demand for payment from a dissenting shareholder, First Place is required to make an appropriate notation in its shareholder records. Within 20 days after demanding payment for such shareholder's shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. The failure of a shareholder to do so shall, at the option of First Place, terminate such shareholder's right to seek appraisal of the shares unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs.

  From and after the effective time of the merger, no shareholder who has demanded appraisal rights will be entitled to vote such shareholder's shares of First Place common stock for any purpose or otherwise exercise any other rights of a shareholder.

  Any demands, objections, notices, or other documents required to be sent to First Place should be sent to First Place at the address set forth on page 1, of this proxy statement-prospectus.

  The foregoing summary of dissenters' rights does not purport to be a complete statement of the procedures outlined in the relevant provisions of the NMBCA, which are reproduced in their entirety as Appendix C to this proxy statement-prospectus. Because of the complexity of the procedures described above, any shareholder wishing to exercise the right to an appraisal should consult with legal counsel.

Exchange Of Certificates

  After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of First Place common stock a form of letter of transmittal, together with instructions for the exchange of the holder's First Place stock certificates for a certificate representing Wells Fargo common stock.

  First Place shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of First Place common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for First Place common stock upon receipt of a lost certificate affidavit and, if required, a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the merger, no transfers will be permitted on the books of First Place. If, after completion of the merger, certificates for First Place common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, First Place, the exchange agent or any other person will be liable to any former holder of First Place common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. On November 2, 1999, Wells Fargo filed an application with the Federal Reserve Board requesting regulatory approval of the merger. In order to receive Federal Reserve Board approval, Wells Fargo has proposed to sell The Burns National Bank of Durango and Western Bank, Gallop, to be effective following completion of the merger. At September 30, 1999, Burns National Bank of Durango and Western Bank had deposits of $120,250,000, and $63,457,000, respectively, and loans of $93,360,000, and $35,327,000, respectively.

  Approval of the merger by the Federal Reserve Board is subject to the prohibition under New Mexico law against a bank holding company holding an undue concentration of deposits totaling 40% or more of the total deposits in all depository institutions in New Mexico. Wells Fargo's acquisition of First Place will not cause Wells Fargo and its subsidiary deposit institutions to exceed this deposit concentration limit.

  The merger is also subject to certain filing requirements of the Financial Institutions Division of the New Mexico Department of Regulation and Licensing.
On    , 1999, Wells Fargo filed the required notice of merger with the Director of the Financial Institutions Division.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Place shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

  Wells Fargo and First Place are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above.

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

Wells Fargo and First Place intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

  The merger cannot be completed unless all necessary regulatory approvals are granted. Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "-- Termination Of The Reorganization Agreement."

Effect Of Merger On First Place's Employee Benefit Plans

  The merger agreement provides that, subject to any eligibility requirements applicable to such plans, employees of First Place will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the merger agreement. Eligible employees of First Place will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

U.S. Federal Income Tax Consequences Of The Merger

  The following is a summary of the anticipated material United States federal income tax consequences of the merger to the First Place shareholders who are citizens or residents of the United States and who, on the date of disposition of their shares of First Place common stock, hold such shares as capital assets. This summary does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment circumstances, or certain types of shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign individuals and entities, and taxpayers subject to alternative minimum tax.

  The following discussion is based upon current provisions of the Internal Revenue Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this proxy statement-prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

  The summary does not address issues of state, local or foreign taxation. The summary also does not address the tax consequences to holders of First Place options who, in connection with the merger, exercise their options or allow their options to lapse.

  The anticipated U.S. federal income tax consequences to First Place shareholders are as follows:

  . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of First Place common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

  . A shareholder's aggregate tax basis of the shares of Wells Fargo common stock received will be the same as the shareholder's aggregate tax basis in the shares of First Place common stock exchanged in the merger, less basis allocable to a fractional share of Wells Fargo common stock for which cash is received.

  . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of First Place common stock exchanged in the merger, but only if the shares of First Place common stock were held as a capital asset at the time the merger is completed.

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

  First Place is not required to complete the merger unless it receives an opinion of Jenkens & Gilchrist, a Professional Corporation, that these will be the U.S. federal income tax consequences of the merger. The opinion may make certain assumptions and may rely on representations of the parties to the merger as to factual matters. It will reflect Jenkens & Gilchrist's judgment as to the tax status of the merger under the Code and will not be binding on the Internal Revenue Service. There is no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the merger, nor is there any assurance that the Internal Revenue Service would not prevail in the event the tax consequences of the merger were litigated.

  The U.S. federal income tax summary set forth above is included for general information only and may or may not be applicable depending upon a shareholder's particular situation. Shareholders should consult their tax advisors with respect to the tax consequences to them of the merger, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law. First Place option holders should consult their tax advisors as to the consequences of exercising their options or allowing their options to lapse.

Resale Of Wells Fargo Common Stock Issued In The Merger

  The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to First Place shareholders who are considered to be "affiliates" of First Place or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

  Affiliates of First Place may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions for a limited period of time following the merger.

  First Place has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of First Place that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of First Place.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the shares of Wells Fargo common stock to be issued in the merger is a condition to First Place's obligation to complete the merger.

Accounting Treatment

  Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of First Place. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of First Place's operations after the merger.

  The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

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

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement, a copy of which is attached to this proxy statement-prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement. First Place shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph(s) or exhibit(s) of the merger agreement.

Basic Plan Of Reorganization

  The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into First Place, with First Place as the surviving corporation. (paragraph 1(a))

 Exchange Of First Place Shares For Wells Fargo Shares

  In the merger, each share of First Place common stock outstanding immediately before the merger, other than shares as to which dissenters' rights are exercised, will be exchanged for the number of shares of Wells Fargo common stock determined by dividing 4,600,000 by the number of shares of First Place common stock then outstanding. (paragraph 1(a))

  If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

  No adjustment will be made to the number of shares of Wells Fargo common stock you will receive to reflect fluctuations in the price of Wells Fargo common stock occurring before or after the special meeting.

 Cash In Lieu Of Fractional Shares

  If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the day immediately preceding the special meeting. (paragraph 1(c))

 Effective Date And Time Of The Merger

  The effective date of the merger will be the day on which a certificate of merger or articles of merger are filed with and accepted by the Office of Public Regulation Commission of the State of New Mexico. The merger agreement provides that the certificate of merger or articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or such other date as Wells Fargo and First Place may agree, except that the closing of the merger may not occur before January 15, 2000. The effective time of the merger will be 11:59 p.m., Farmington, New Mexico time, on the effective date of the merger. (paragraph 1(d))

Representations And Warranties

  The merger agreement contains various representations and warranties by Wells Fargo and First Place concerning (a) their organization and legal authority to engage in their respective businesses; (b) their

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

capitalization; (c) their corporate authority to enter into the merger agreement and complete the merger, (d) the absence of certain material changes;
(e) compliance with laws; (f) material contracts; (g) absence of certain litigation; and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the merger is completed).

Certain Covenants

  The merger agreement has a number of covenants and agreements that govern the actions of First Place and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Divestiture Of Subsidiary Banks

  First Place has agreed to enter into, and to cause two of its subsidiary banks, The Burns National Bank of Durango and Western Bank, Gallup, to enter into, prior to the merger, agreements for the divestiture of the two banks. The agreements for the divestitures are subject to the prior approval of Wells Fargo. The divestitures will not occur until the merger is completed. (paragraph 4(r)) See "The Merger--Regulatory Approvals."

 Repayment Of Bank Loan

  First Place has agreed to repay the loan from Frost National Bank, made on March 12, 1998, in the original principal amount of $10,000,000, and to have released the lien on the shares of The Burns National Bank of Durango used to secure the loan. (paragraph 4(s))

 Transfer Of FPFC Management Interest

  First Place has agreed to use its best efforts to cause its subsidiary, FPFC Management LLC, to transfer its interest as a 5% managing member in Eaton Village Associates, Ltd. Co. to an independent third party, effective as of the effective time of the merger. (paragraph 4(t))

 Cancellation Of Unexercised Stock Options

  First Place has agreed to take such action as is necessary under the First Place Financial Corporation Nonstatutory Stock Option Plan, the Second Nonstatutory Stock Option Plan and the Third Nonstatutory Stock Option Plan to:

  . terminate the plans as of immediately prior to the effective date of the merger; and

  . cancel, effective as of immediately prior to the effective date of the merger, all options, awards and stock appreciation rights granted under such plans that are unexercised as of immediately prior to the effective date of the merger. (paragraph 4(q))

 Employment Agreements And Employee Benefit Plans

  Employment Agreements. First Place has agreed to use its best efforts to amend all existing employment agreements between First Place or any of its subsidiaries and their respective officers and employees to provide that amounts payable under such agreements that are accelerated solely as a result of the merger will be capped at an amount which, when aggregated with all other payments to such officer or employee (whether pursuant to other employment agreements, non-qualified compensation plans, salary continuation arrangements, options or stock appreciation rights or otherwise), would not exceed the applicable "golden parachute" limitations under Section 280(G) of the Internal Revenue Code. (paragraph 4(w))

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

  Executive Supplemental Income Plan. First Place has agreed to take such action as is necessary under its Executive Supplemental Income Plan, on or before the effective date of the merger, to:

  . freeze the plan to limit participation in the plan to its current participants and current benefit payment schedules;

  . satisfy all pre-retirement obligations under the plan by making present value lump sum payments to participants or purchasing life insurance policies on the lives of the participants;

  . offer to satisfy all post-retirement obligations for retired or disabled participants under the plan by making present value lump sum payments or purchasing deferred annuity contracts; and

  . purchase a deferred annuity contract to fund the future post-retirement obligations under the plan for participants who are active employees. (paragraph 4(u))

  Deferred Directors Income Plan. First Place has also agreed to take such action as is necessary under the Deferred Directors Income Plan, on or before the effective date of the merger, to:

  . freeze the plan to limit participation in the plan to its current participants and to cease deferrals; and

  . either (a) offer to satisfy all benefit obligations under the plan by making lump sum payments to participants or purchasing deferred annuity contracts, or (b) purchase a deferred annuity contract to fund the scheduled benefit payments under the plan. (paragraph 4(v))

 Conduct Of Business

  First Place. Under the merger agreement, First Place and each First Place subsidiary is required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, First Place and each First Place subsidiary is required to obtain the consent of Wells Fargo before it (a) makes any extensions of credit aggregating in excess of $250,000 to a person or entity that is not a borrower as of the date of the merger agreement, or (b) engages in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any existing borrower. The merger agreement places restrictions on the ability of First Place and each First Place subsidiary to take certain actions without Wells Fargo's consent, including:

  . amending or otherwise changing its articles of incorporation or association or bylaws;

  . issuing or selling or authorizing for issuance or sale, or granting any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that First Place may:

    (1) grant options to acquire up to 9,525 shares of First Place common stock; and

    (2) issue shares of First Place common stock upon exercise of outstanding options (including options issued pursuant to clause
        (1) above);

  . amending or terminating any employee benefit plans except as required by law except that First Place may take such action as is necessary to amend certain First Place stock options plans to permit the acceleration of vesting of options and stock appreciation rights outstanding thereunder and to permit such options to be exercised prior to the effective date of the merger otherwise upon and subject to the conditions set forth therein upon a change in control;

  . declaring dividends other than any dividend declared by a subsidiary's board of directors in accordance with applicable law and regulation, provided that First Place's board of directors may declare and pay cash dividends to First Place shareholders out of net earnings of First Place between January 1, 1999 and the effective time of the merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $1.85 per share, and provided further that First Place shareholders shall be entitled to have a dividend declared on First Place common stock in the event the merger does not close prior to the record date for the dividend, if any, payable on Wells Fargo common stock in the calendar quarter in which the closing occurs;

  .  redeeming, purchasing or otherwise acquiring any capital stock of First
     Place;

  . increasing the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans), provided that First Place may, in addition, accrue and pay certain bonuses and deferred compensation obligations as specified in the merger agreement. (paragraphs 4(a) and (b))

  Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

  Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

  Neither First Place or any First Place subsidiary nor any director, officer, representative or agent of First Place or any First Place subsidiary may, directly or indirectly, solicit, authorize the solicitation of or, except to the extent that First Place's board of directors shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of First Place or any of its subsidiaries, (b) make a tender or exchange offer for any shares of its common stock or other equity security of First Place or any of its subsidiaries, (c) purchase, lease or otherwise acquire the assets of First Place or any of its subsidiaries except in the ordinary course of business or (d) merge, consolidate or otherwise combine with First Place or any of its subsidiaries. First Place and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Year 2000 Compliance

  First Place will cooperate with Wells Fargo to assess the impact of the merger on First Place's continued compliance with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. First Place will take such action, in consultation with Wells Fargo, as may be necessary to amend First Place's Year 2000 project assessment and remediation plan. First Place will continue its current preparations for compliance with the FFIEC requirements and will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

  The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, First Place has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of First Place's business after the merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of First Place who may reasonably be deemed an "affiliate" of First Place within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

  Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by First Place of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

  The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on the financial condition, results of operations or business of First Place and its subsidiaries taken as a whole. Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

 Termination by Mutual Consent.

  Wells Fargo and First Place may agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

 Termination by Either Wells Fargo or First Place.

  Either Wells Fargo or First Place may terminate the merger agreement if any of the following occurs:

  . The merger has not been completed by February 29, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

  Either Wells Fargo or First Place also may terminate the merger agreement if the board of directors of First Place in good faith determines that a Takeover Proposal (defined below) constitutes a Superior Proposal (defined below), provided that First Place may not terminate the merger agreement in such event unless First Place has not breached its non-solicitation covenant in the merger agreement and First Place pays a termination fee of $6,000,000 to Wells Fargo. (paragraphs 9(a)(v) and 9(d)) For purposes of this provision:

  . ""Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving First Place or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, First Place.

  . ""Superior Proposal" means a bona fide proposal or offer made by a person to acquire First Place pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of, First Place and its subsidiaries on terms which First Place's board of directors determines in good faith, after taking into account the advice of counsel, to be more favorable to First Place and its shareholders than the transactions contemplated by the merger agreement. (paragraph 9(a)(v))

 Termination by First Place.

  First Place may terminate the merger agreement, within five days after the end of the Index Measurement Period (defined below), if both of the following conditions are satisfied:

  (1) the Wells Fargo Measurement Price is less than $37.00; and

  (2) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo common stock on the trading day immediately preceding the date of the merger agreement is less than the number obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below) and subtracting 0.15 from such quotient. (paragraph 9(a)(iv))

  For purposes of this provision:

  . The "Company Market Capitalization" means (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the merger agreement multiplied by (b) the number of shares of common stock of such company outstanding as of March 31, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1999 and the close of the trading day immediately preceding the date of the merger agreement).

  . The "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the special meeting of First Place shareholders (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the merger agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of the merger agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

      Bank of America Corporation
      Bank One Corporation
      First Union Corporation
      U.S. Bancorp
      Fleet Financial Group, Inc.
      SunTrust Banks, Inc.
      National City Corporation
      Fifth Third Bancorp
      Mellon Bank Corporation
      PNC Bank Corp.
      Wachovia Corporation
      KeyCorp
      State Street Corporation
      BB&T Corporation
      Northern Trust Corporation
      Comerica Incorporated
      Regions Financial Corporation
      Huntington Bancshares Incorporated
      Marshall & Ilsley Corporation
      Summit Bancorp

  . The "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the merger agreement multiplied by
     (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

  . The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

  . The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

  . The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo common stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period. (paragraph 9(c))

 Termination by Wells Fargo.

  Wells Fargo may terminate the merger agreement if (a) First Place's board of directors fails to recommend approval of the merger agreement or withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of approval of the merger agreement; (b) after an agreement to engage in or the occurrence of an Acquisition Event (defined below) or after a third party shall have made a proposal to First Place or its shareholders to engage in an Acquisition Event, the merger agreement is not approved by First Place shareholders at the special meeting; or (c) a meeting of First Place shareholders to approve the merger agreement is not held prior to March 15, 2000 and First Place has failed to comply with its obligations to call and caused to be held such meeting as provided in the merger agreement. (paragraph 9(a)(vi))

  For purposes of this provision, an "Acquisition Event" means any of the following: (a) a merger, consolidation or similar transaction involving First Place or First National Bank of Farmington or any successor to First Place or the bank, (b) a purchase, lease or other acquisition in one or a series of related transactions of assets of First Place or any of its subsidiaries representing 25% or more of the consolidated assets of First Place and its subsidiaries or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of First Place or First National Bank of Farmington in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

  If Wells Fargo terminates the merger agreement under this provision, First Place is required to pay Wells Fargo a termination fee of $6,000,000 if prior to such termination or within 12 months after such termination (a) First Place or First National Bank of Farmington or any successor to First Place or the bank enters into an agreement to engage in an Acquisition Event (defined above) or an Acquisition Event occurs, or (b) First Place's board of directors authorizes or approves an Acquisition Event or publicly announces an intention to authorize or approve or recommends that First Place shareholders approve or accept any Acquisition Event. (paragraph 9(d))

Waiver And Amendment

  Either Wells Fargo or First Place may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)


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

  Wells Fargo and First Place can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after First Place shareholders approve the merger if the amendment would change in a manner adverse to First Place shareholders the consideration to be received by First Place shareholders in the merger. (paragraph 17)

Expenses

  Unless otherwise specified in the merger agreement, Wells Fargo and First Place will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

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

                        COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of material differences between the rights of First Place shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of First Place shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the New Mexico Business Corporation Act (NMBCA), the Delaware General Corporation Law (DGCL), First Place's restated articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

General

  Upon completion of the merger, holders of First Place common stock will become stockholders of Wells Fargo. There are material differences in the rights of First Place shareholders as compared to the rights of Wells Fargo stockholders. The rights of First Place shareholders are governed by New Mexico law and First Place's restated articles of incorporation and bylaws. The rights of Wells Fargo stockholders are governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

  A description of Wells Fargo's common stock is contained in Wells Fargo's current report on Form 8-K filed October 14, 1997. A description of the preferred stock purchase rights that are attached to shares of Wells Fargo common stock is included in Wells Fargo's registration statement on Form 8-A dated October 21, 1998. See "Where You Can Find More Information." These descriptions may be updated from time to time by amendments or reports filed by Wells Fargo with the SEC.

Authorized And Outstanding Capital Stock

  Wells Fargo. Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1 2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At
September 30, 1999, there were     shares of Wells Fargo common stock
outstanding,    shares of Wells Fargo preferred stock outstanding, and no
shares of Wells Fargo preference stock outstanding.

  First Place. First Place's restated articles of incorporation authorize the issuance of 5,000,000 shares of First Place common stock, no par value per share. At September 30, 1999, there were 2,217,118 shares of First Place common stock outstanding and options to acquire 90,376 additional shares.

Rights Plan

  Wells Fargo. Each share of Wells Fargo common stock (including shares that will be issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

  First Place. Holders of First Place common stock do not have any preferred share purchase rights similar to holders of Wells Fargo common stock.

Number And Election Of Directors

  Wells Fargo. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal.

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

The number of directors of Wells Fargo is currently fixed at 25. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

  First Place. First Place's bylaws provide for a board of directors consisting of not less than 9 nor more than 13 directors. Currently, the number of directors is fixed at 10. Each director must be a holder of at least 100 shares of First Place common stock, be a resident of New Mexico or reside within 200 miles of New Mexico, and not exceed the age of 72 (with the exception of six current directors, two of whom are at least 72). First Place's restated articles of incorporation provide that the board of directors will be divided into three classes, with each class as nearly equal in number as possible, and with each director in a class holding office for a term of three years or until his or her earlier resignation, removal or death. The result is that approximately one-third of the directors are elected at each annual meeting of shareholders.

  Cumulative voting is not permitted for the election of directors. At a meeting of the shareholders called expressly for that purpose, directors of First Place may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on First Place's board of directors may be filled by a majority vote of the remaining directors for the unexpired term of the director's predecessor in office. First Place's bylaws also provide that the board of directors may appoint any number of advisory directors and directors emeritus, who serve at the pleasure of the board of directors until the next annual meeting of the shareholders. Advisory directors and directors emeritus have no voting rights. Currently, there are no advisory directors and one director emeritus.

Amendment Of Governing Documents

  Wells Fargo. Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's Stockholders.

  First Place. Under the NMBCA, a New Mexico corporation's articles of incorporation may be amended only if the proposed amendment is approved first by the corporation's board of directors and, thereafter, approved by a majority of the shares entitled to vote thereon. First Place's restated articles of incorporation provide for a higher vote to amend certain provisions. With the exception of the article in the bylaws specifying the number, tenure and qualifications of directors, which requires a majority vote of the shareholders, First Place's bylaws may be amended by a majority vote of the directors.

Approval Of Mergers And Assets Sales

  Wells Fargo. Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of merger for the mergers does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares

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

of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

  First Place. Under the NMBCA, a merger or sale of assets generally requires an affirmative vote of a majority of the shares entitled to vote by each corporation that is a party to the transaction. With respect to the surviving corporation, however, the approval of the shareholders of the surviving corporation is not required if the articles of incorporation of the surviving corporation do not change following the transaction, each holder of shares of the surviving corporation immediately before the transaction holds the same number of shares with identical rights immediately after the transaction, and the number of shares outstanding immediately after the transaction does not exceed by 20% the number of shares outstanding immediately before the transaction. In addition, First Place's restated articles of incorporation, require that a quorum of at least 80% of the holders of the outstanding stock entitled to vote must be present to consider a merger or consolidation involving First Place or the sale, lease or exchange of all or substantially all of First Place's corporate assets if less than 80% of First Place's board of directors recommended the transaction. First Place's restated articles of incorporation further require that if less than 80% of the directors voted in favor of a transaction, the affirmative vote of not less than 80% of the outstanding stock entitled to vote is necessary to approve such a transaction. Because the merger agreement with Wells Fargo was approved by directors comprising 90% of the board of directors of First Place, the affirmative vote of a majority of the First Place common stock entitled to vote at the special meeting will be necessary to approve the merger.

Preemptive Rights

  Wells Fargo. Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

  First Place. First Place's restated articles of incorporation expressly deny preemptive rights with respect to any increase in the common stock.

Appraisal Rights

  Wells Fargo. Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

  First Place. Sections 53-15-3 and 53-15-4 of the NMBCA provide shareholders of New Mexico corporations with certain dissenter's appraisal rights in connection with certain transactions affecting shareholders, including, but not limited to, any plan of merger or consolidation in which a vote of the shareholders is required or sale of all or substantially all of the property and assets of a corporation not made in the usual and regular course of business. As a result, dissenter's appraisal rights will be available to shareholders of First Place in connection with the proposed merger with Wells Fargo. See "The Merger--Dissenters' Rights."


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

Special Meetings

  Wells Fargo. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

  First Place. Under the NMBCA, special meetings of the shareholders may be called by the board of directors, the holders of not less than one-tenth of all the shares entitled to vote at the special meeting, or such other persons as may be authorized in the corporation's articles of incorporation or bylaws. First Place's bylaws provide that a special meeting may be called by the Chairman, the Chief Executive Officer, the President, or, at the written request of the holders of at least 50% of the shares entitled to vote at the meeting, by the Secretary.

Directors' Duties

  Wells Fargo. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

  First Place. Under the NMBCA, a director shall perform his duties in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation and with such care as an ordinarily prudent person would use under similar circumstances in a like position. In determining what a director reasonably believes to be in or not opposed to the best interests of the corporation, he shall consider the interests of the corporation's shareholders and, in his discretion, may consider the interests of the corporation's employees, suppliers, creditors and customers, the economy and state of the nation, the impact of any action upon the communities in or near which the corporation's facilities are located and the long-term interests of the corporation and its shareholders, including the possibility that those interests may best be served by the continued independence of the corporation. In general, the bylaws of First Place permit a director to determine that a community interest factor outweighs the financial or other benefits to the corporation or shareholders of a particular decision including a merger or consolidation without violating the business judgment rule or any duty of the director. In addition, directors of New Mexico corporations are subject to fiduciary duties toward the corporation and its shareholders, including the duty of loyalty and the duty of due care.

Action Without A Meeting

  Wells Fargo. As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  First Place. Under the NMBCA, shareholders may act without a meeting if a consent in writing setting forth the action taken is signed by all of the shareholders entitled to vote with respect to the subject matter of the consent. Such a consent has the same effect as a unanimous vote of the shareholders.

Limitations On Directors' Liability

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any

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

breach of the director's duty of loyalty to Wells Fargo or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  First Place. New Mexico law permits a corporation to set limits on the extent of a director's liability. First Place's governing documents do not provide for any limitation on director's liability.

Indemnification Of Officers And Directors

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

  Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

  The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  First Place. First Place's bylaws provide that First Place must indemnify each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding because he or she is or was a director or officer of First Place (or was serving at the request of First Place as a director, officer, employee, or agent of another entity), while serving in such capacity, against all expenses, liabilities or loss incurred by such person in connection therewith. Such persons entitled to be indemnified as described above are entitled to have First Place pay the expenses incurred in defending an action, suit or proceeding in advance of its final disposition. The indemnification provided for in the bylaws is a contract right of the officers and directors of First Place and is not exclusive.

  The NMBCA provides that a corporation shall have the power to indemnify a director or officer made a part of a proceeding because the person is or was a director or officer if such person: (1) conducted himself in good faith; (2) reasonably believed: (a) in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation's best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The NMBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which such person is a named defendant or respondent because he is or was a director or officer if he, in the opinion of the

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

board of directors reasonably based on the facts, circumstances and outcome of the proceeding, has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under New Mexico law.

Dividends

  Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation And Supervision Of Wells Fargo."

  First Place. Under the NMBCA, a New Mexico corporation may make a distribution to its shareholders if, after giving effect thereto, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would be greater than the sum of its total liabilities. First Place is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

Corporate Governance Procedures; Nomination Of Directors

  Wells Fargo. Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

  First Place. First Place's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. First Place's bylaws generally require a shareholder to give notice of a proposed nominee in advance of the shareholders meeting at which directors will be elected. In addition, First Place's bylaws contain detailed advance notice and informational procedures which must be followed in order for a First Place shareholder to propose an item of business for consideration at a meeting of First Place shareholders.

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                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At September 30, 1999, Wells Fargo had consolidated total assets of $207.1 billion, consolidated total deposits of $131.6 billion and stockholders' equity of $22.2 billion. Based on assets at September 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

  Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. First Place shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Information On Wells Fargo's Web Site

  Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

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

                   REGULATION AND SUPERVISION OF WELLS FARGO

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

General

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Regulatory Agencies

  Bank Holding Company. Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956.

  Subsidiary Banks. Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

  Nonbank Subsidiaries. Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

  Banking-Related Requirement. Under the Bank Holding Company Act, bank holding companies generally may not acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the Federal Reserve Board determines to be closely related to banking.

  Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

  The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Interstate Banking Act and thereby prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Of Wells Fargo's banking states, only Montana has opted out of the Interstate Banking Act. Montana has opted out until at least the year 2001.

  Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

  Before Wells Fargo Bank, National Association can declare dividends in 1999 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1999. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association must obtain the prior approval of the OCC before it declares any dividends in 1999.

  Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

  Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

  Wells Fargo and each of its subsidiary banks are subject to capital adequacy requirements and guidelines administered by the Federal Reserve Board, the OCC and the FDIC.

  The Federal Deposit Insurance Corporation Act of 1991 (FDICIA) required that the Federal Reserve Board, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Wells Fargo's business.

  Quantitative measures, established by the regulators to ensure capital adequacy, require that Wells Fargo and each of its bank subsidiaries maintain minimum ratios of total capital to risk-weighted assets of eight percent (8%) and of Tier 1 capital to risk-weighted assets of four percent (4%).

  There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by Wells Fargo, the allowance for loans losses and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

  Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least two percent (2%).

  The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

  The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  At September 30, 1999, Wells Fargo's ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was % and its ratio of Tier 1 capital to risk-weighted assets was %. Wells Fargo's leverage ratio at September 30, 1999 was %. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

  As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

  Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of Wells Fargo's subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of our subsidiary banks.

  The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

FDIC Insurance

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist. Thereafter, they will pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

                         INFORMATION ABOUT FIRST PLACE

General

  First Place Financial Corporation, a New Mexico corporation located in Farmington, New Mexico, is a multi-bank holding company registered with and subject to the supervision of the Federal Reserve Board. First Place is engaged in the commercial banking business through its wholly owned subsidiaries The First National Bank of Farmington (FNBF), The Burns National Bank of Durango
(BNBD), Western Bank, Gallup, New Mexico (WBG) and Capital Bank (CBA) (collectively, the Subsidiary Banks), and its non-bank subsidiary, FPFC Management, LLC.

  Each of the Subsidiary Banks engages in general commercial banking business primarily within its respective delineated market area. The majority of the Subsidiary Banks' loans are direct loans to individuals and businesses in their service areas. Similarly, most of the Subsidiary Banks' deposits are attracted from individuals and businesses in their respective areas. The Subsidiary Banks rely substantially upon local promotional activity, personal contact by their officers, directors, employees and stockholders, personalized service, and their reputation in their respective communities to compete with other financial institutions.

  At September 30, 1999, First Place had consolidated total assets of $849 million, consolidated total deposits of $598 million and stockholders' equity of $80 million. Based on assets at September 30, 1999, First Place was the largest bank holding company headquartered in the State of New Mexico.

  First Place has its principal executive office at 100 East Broadway, Farmington, New Mexico 87401, and its telephone number is (505) 324-9500.

Subsidiary Banks

  First National Bank of Farmington. FNBF is a national banking association chartered under the laws of the United States. FNBF conducts a commercial banking and trust business in Farmington, New Mexico, and the surrounding communities of San Juan County, New Mexico. FNBF operates at ten branch locations and operates fifteen ATMs, eight of which are located on branch premises. Approximately 53% of the commercial and commercial real estate loans at September 30, 1999 were to borrowers outside of San Juan County, New Mexico. FNBF continues to develop a significant check clearing business with correspondents. As the largest New Mexico bank not owned by an out-of-state bank holding company, FNBF has become the primary upstream correspondent for many of the state's independent banks and independent banks in southwest Colorado. As the bank with the largest total assets in San Juan County, New Mexico, FNBF emphasizes loans to small businesses and consumers, including 15-year, fixed-rate mortgage loans. FNBF has branch facilities strategically located throughout the county, including one branch on the Navajo Nation. All branches accept loan applications. FNBF also offers trust services, including corporate and personal trusts, as well as cash management services and correspondent banking services to other financial institutions.

  The Burns National Bank of Durango. BNBD is a national banking association chartered under the laws of the United States. BNBD conducts a commercial banking and trust business in Durango and the surrounding communities of La Plata County, Colorado. BNBD operates three branch locations, one of which is in Archuleta County, and also operates six ATMs, two of which are in Archuleta County. BNBD offers all types of loans, but specializes in real estate lending, particularly interim construction loans.

  Western Bank Gallup. WBG is a state bank chartered under the laws of the State of New Mexico. WBG was incorporated in 1973 under the name Citizens Bank of Gallup, and the name was changed to Western Bank in 1980. WBG conducts commercial banking business from two locations in Gallup, serving the surrounding community of McKinley County, New Mexico. WBG operates four ATMs. A new branch located in the Wal-Mart Superstore in Gallup, New Mexico opened during the second quarter of 1999. WBG concentrates its lending activities in three principal areas: commercial loans, real estate loans, and installment loans, with commercial real estate and residential real estate making up approximately 68% of WBG's loan portfolio at September 30, 1999. WBG does not offer trust services.

  Capital Bank. CBA is a state bank chartered under the laws of the State of New Mexico. CBA was incorporated in 1998 and opened for business on October 7, 1998. CBA conducts commercial banking business from one location in Albuquerque, serving primarily businesses and professionals throughout Albuquerque. CBA concentrates its lending in two principal areas: commercial loans and commercial real estate loans. CBA does not offer trust services.

Nonbanking Subsidiary

  First Place established a nonbanking subsidiary, FPFC Management, LLC, in 1998. FPFC Management LLC, a New Mexico limited liability company, serves as the managing member of Eaton Village Associates, Ltd., Co. (Eaton Village) and owns 5% of Eaton Village. FNBF is the 95% investor member in Eaton Village, which owns a 96-unit low-income rental project in Farmington, New Mexico. The members receive tax credits from this property. In the merger agreement, First Place has agreed to use its best efforts to cause FPFC Management to transfer its 5% managing interest in Eaton Village to an independent third party effective as of the effective time of the merger.

Competition

  First National Bank of Farmington. The primary competitors of FNBF are Citizens Bank, Bank of America, and Animas Credit Union. Other local competition includes branches of Vectra Bank--New Mexico and Bank of the Southwest (Roswell, New Mexico). Some of these competitors have several branches and operate ATMs in Farmington and San Juan County. At June 30, 1998, FNBF held approximately 56% of the total commercial bank deposits in San Juan County.

  The Burns National Bank of Durango. BNBD is the second largest commercial bank in Durango, Colorado, holding approximately 26% of total commercial deposits in La Plata County as of June 30, 1998. The primary competitors of BNBD are the First National Bank of Durango, Norwest Bank Colorado, N.A., Vectra Bank--Colorado, Bank of Durango and Bank of the San Juans.

  Western Bank Gallup. WBG's primary competitors are Gallup Federal Savings and Loan Association, branches of Wells Fargo Bank New Mexico, N.A. (formerly Norwest Bank New Mexico, N.A.) and Bank of Albuquerque. At June 30, 1998, WBG held approximately 24% of commercial bank deposits in McKinley County.

  Capital Bank. CBA's primary competition are Wells Fargo Bank New Mexico, N.A., Bank of America, First Security Bank, First State Bank and New Mexico Bank and Trust.

Regulation And Supervision

  First Place and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to First Place could have a material effect on the business of First Place.

  Bank Holding Company. First Place Financial Corporation, as a bank holding company, is subject to regulation, inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956. The Bank Holding Company Act of 1956 limits the activities which may be engaged in by First Place and its subsidiaries to banking activities and those activities which the Federal Reserve Board may find, by order or regulation, to be so closely related to banking or managing, or controlling banks as to be a proper incident thereto. First Place is required to obtain the approval of the Federal Reserve Board before acquiring all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, it would own or control more than 5% of the voting shares of such bank. The Bank Holding Company Act of 1956 requires First Place to file reports with the Federal Reserve Board. The Federal Reserve Board also has the authority to examine First Place and each of the Subsidiary Banks, and possesses cease and desist powers over them if their actions represent unsafe or unsound practices. Particularly important in the evaluation of a bank holding company is its ability to satisfy the Federal Reserve Board's capital adequacy guidelines. Additional information regarding the general supervision and regulation of bank holding companies, including subsidiaries and affiliates of bank holding companies, may be found in the discussion regarding "Regulation and Supervision of Wells Fargo" found elsewhere in this proxy statement-prospectus.

  Subsidiary Banks. Two of the Subsidiary Banks, FNBF an BNFD, are national banking associations organized under the laws of the United States. As national banks, they are subject to regulations, supervision, and regular examination by the OCC. The other two Subsidiary Banks, WBG and CBA, are state-chartered banks and are therefore subject to federal and state statute applicable to banks chartered under the banking laws of the State of New Mexico. All of the Subsidiary Banks are insured by, and are therefore subject to regulation by, the FDIC. The FDIC is the primary federal supervisory authority for WBG and CBA.

  Dividends. First Place is a legal entity separate and distinct from its Subsidiary Banks. Its principal source of funds to pay dividends on its common stock is dividends from its Subsidiary Banks. First Place, as the sole shareholder of its Subsidiary Banks, is entitled to receive dividends when and as declared by the Subsidiary Banks' respective board of directors, out of funds legally available. As national banks, FNBF and BNBD are subject to the dividend restrictions contained in 12 U.S.C. 60, which provides generally that a national bank may make quarterly distributions provided they do not exceed the lesser of (1) the bank's retained earnings, or (2) the bank's net income for the last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period. The OCC may order a national bank to refrain from making a proposed distribution when, in its opinion, the payment of such would be an unsafe or unsound practice. Under New Mexico law, WBG and CBA, as state chartered banks, may pay dividends only if such dividends do not impair capital and surplus or other reserves under New Mexico banking law.

Employees And Employee Benefits

  At September 30, 1999, First Place and its subsidiaries employed approximately 369 full-time equivalent employees. None of the employees is represented by any collective bargaining agreement, and management believes its employee relations are good.

  First Place provides a defined benefit pension plan as well as a profit sharing plan with 401(k) provisions to its employees. First Place also provides its employees with group medical, dental, life and long-term disability insurance.

Properties

  First Place has its principal office at 100 East Broadway, Farmington, New Mexico 87401, which is owned and occupied principally by FNBF. FNBF also owns six branches and a motor bank and leases three branch offices and four stand-alone ATM facilities in Farmington, New Mexico and surrounding communities. The WBG, CBA and BNBD main office buildings are owned. BNBD owns a motor bank and leases two in-store branch offices and three stand-alone ATM facilities in Durango and surrounding communities. WBG owns one stand-alone ATM and leases two stand-alone ATM facilities.

Holders Of First Place Common Stock

  At September 30, 1999, there were 2,217,118 shares of First Place common stock outstanding, owned of record by 640 shareholders, and options to acquire a total of 90,528 shares were held by 110 persons. As of the record date for
the special meeting, there were     shares of First Place common stock
outstanding, and options to acquire a total of     shares. The Trust Department
of FNBF serves as the transfer agent and registrar with respect to the First Place common stock.

Management And Principal Shareholders

  The following table sets forth, as of September 30, 1999, (a) the names and addresses of each person known by First Place to be the beneficial owner of more than 5% of the outstanding shares of First Place common stock, showing the amount and nature of such beneficial ownership, (b) the names of each director and executive officer of First Place, and the number of shares of First Place common stock beneficially owned by each director and executive officer and (c) the number of shares of First Place common stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis after giving effect to the merger, more than 1% of the issued and outstanding shares of Wells Fargo common stock.

                                                                Percentage of
                                            Shares Beneficially  Common Stock
   Name and Address                              Owned(1)       Outstanding(2)
   ----------------                         ------------------- --------------
   First National Bank of Farmington.......       164,931(3)        7.44%
   100 East Broadway
   Farmington, New Mexico
   Richard I. Ledbetter....................        48,734(4)        2.19%
   Robert C. Culpepper.....................        38,036(5)        1.71%
   Marlo L. Webb...........................        29,162(6)        1.31%
   James D. Rose...........................        25,718(7)        1.15%
   Roy L. Owen.............................        25,581(8)        1.15%
   Thomas C. Taylor........................        22,866(9)        1.03%
   Robert M. Goodman.......................        10,144(10)         *
   J. Gregory Merrion......................         6,355(11)         *
   Jack M. Morgan..........................         4,452(12)         *
   James C. Bradley........................         1,534(13)         *
   Charles A. Hendrickson..................         1,188(14)         *
   Ike Kalangis............................           500(15)         *
   Directors and Officers as a Group (12
    persons)...............................       214,270(16)       9.47%

--------
 (1) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.
 (2) Shares issuable to an individual or group under stock options exercisable within 60 days of the Record Date are considered outstanding for the purpose of calculating the percentage of total outstanding shares of common stock owned by such individual or group. Such shares are not considered outstanding for the purpose of calculating the percentage of total outstanding shares of common stock owned by any other individual or group.

 (3) Of the 338,080 shares which the Trust Department of FNBF holds in various fiduciary capacities, it has sole voting power over 164,831 shares (7.44% of the total outstanding shares) and no voting or investment powers over the remaining 173,149 shares.
 (4) Includes 33,222 shares owned jointly by Mr. Ledbetter and his wife as to which voting and investment powers are shared; 765 shares owned jointly with Mr. Ledbetter's three children as to which voting and investment powers are shared; 216 shares held in a self-directed IRA; 10,809 shares which may be acquired upon exercise of options exercisable within 60 days of the record date; and 3,522 shares in his account in the First Place Profit Sharing Plan.
 (5) Includes 35,000 shares held jointly in a living trust of which Mr. Culpepper and his wife are co-trustees and share voting and investment powers; and 3,036 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
 (6) Includes 25,762 shares held in a living trust of which Mr. Webb and his wife are co-trustees and share voting and investment powers; and 3,400 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
 (7) Includes 10,650 shares held in a trust of which Mr. Rose and his wife are co-trustees and to which voting and investment powers are shared; 150 shares held in a trust as to which his wife shares voting and investment powers; 450 shares held in a self-directed IRA as to which Mr. Rose does not exercise voting power; 9,618 shares which may be acquired upon exercise of options exercisable within 60 days of the record date; and 2,600 shares in his account in the First Place Profit Sharing Plan.
 (8) Includes 23,181 shares owned jointly by Mr. Owen and his wife as to which voting and investment powers are shared; and 2,400 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
 (9) Includes 13,313 shares owned jointly my Mr. Taylor and his wife as to which voting and investment powers are shared; and 3,600 shares which may be acquired upon exercise of options exercisable within 60 days of the record date. Does not include 815 shares owned by Mr. Taylor's minor son.
(10) Includes 4,700 shares held in a trust of which Mr. Goodman and his wife are co-trustees and share voting and investment powers; and 5,441 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
(11) Includes 1,300 shares held in a trust as to which Mr. Merrion exercises sole voting and investment powers; 2,655 shares held in trust as to which his wife exercises sole voting and investment powers; and 2,400 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
(12) Includes 852 shares owned jointly by Mr. Morgan and his wife as to which voting and investment powers are shared; and 3,600 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
(13) Includes 150 shares held jointly by Mr. Bradley and his wife; 300 shares held by Mr. Bradley in a self-directed IRA; 634 shares held in his account in the First Place Profit Sharing Plan; and 450 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
(14) Includes 100 shares held jointly by Mr. Hendrickson and wife as to which voting and investment power are shared; 445 shares held in his account in the First Place Profit Sharing Plan; 135 shares held by Mr. Hendrickson in a self-directed IRA; 400 shares which may be acquired upon exercise of options exercisable within 60 days of the record date; and 108 shares held by his wife in a self-directed IRA.
(15) Includes 100 shares held jointly by Mr. Kalangis and his wife as to which voting and investment powers are shared; and 400 shares which may be acquired upon exercise of options exercisable within 60 days of the record date.
(16) Includes 45,557 shares which may be acquired upon the exercise of options exercisable within 60 days of the record date.
  * Owns less than 1 percent.

  Information concerning executive compensation, certain relationships and related transactions, and other related matters concerning First Place is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. First Place's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. First Place shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact First Place at the address or phone number indicated below under "Where You Can Find More Information."

Legal Proceedings

  First Place is not a party to any pending legal proceedings, nor is First Place aware of any such proceedings threatened against it. The Subsidiary Banks are periodically involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans and other issues incident to the business of the Subsidiary Banks. Management of First Place does not believe there is any proceeding, threatened or pending against First Place or its subsidiaries which, if determined adversely, would have a materially adverse effect on the financial position or results of operations of First Place.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

  The following table shows the high and low sales prices of Wells Fargo common stock, and the cash dividends paid per share, for the quarterly periods indicated. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The information for the first three quarters of 1997 has been adjusted to reflect a 2-for-1 stock split on October 10, 1997. Amounts are in U.S. dollars.

                                                            High   Low  Dividend
                                                            ----- ----- --------
   1997
     First Quarter......................................... 26.63 21.63  0.150
     Second Quarter........................................ 29.63 22.19  0.150
     Third Quarter......................................... 32.16 28.13  0.150
     Fourth Quarter........................................ 39.50 29.75  0.165
   1998
     First Quarter......................................... 43.88 34.75  0.165
     Second Quarter........................................ 43.75 34.00  0.165
     Third Quarter......................................... 39.75 27.50  0.185
     Fourth Quarter........................................ 40.88 30.19  0.185
   1999
     First Quarter......................................... 40.44 32.13  0.185
     Second Quarter........................................ 44.88 34.38  0.200
     Third Quarter......................................... 45.31 36.44  0.200
     Fourth Quarter (through December  )...................

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

First Place Share Prices And Dividends

  First Place common stock is quoted on the OTC Bulletin Board under the symbol FPLF. Because of limited trading volume there is not an active trading market for First Place common stock. Some of the transactions in First Place common stock are handled privately; however, brokerage firms, acting independently of First Place, handle many of the transactions for buyers and sellers of First Place common stock on a negotiated basis. The following table sets forth, in U.S. dollars, the approximate high and low trading prices for First Place common stock as quoted on the OTC Bulletin Board and the cash dividends declared for the periods presented. Some of the quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent the actual transactions or the actual fair market value of First Place common stock. Shareholders may obtain current quotes on First Place common stock by contacting a stockbroker.

                                                            High   Low  Dividend
                                                            ----- ----- --------
   1997
     First Quarter......................................... 62.00 56.00   0.35
     Second Quarter........................................ 67.00 62.00   0.35
     Third Quarter......................................... 72.00 62.75   0.35
     Fourth Quarter........................................ 70.00 65.00   0.74
   1998
     First Quarter......................................... 70.00 67.00   0.37
     Second Quarter........................................ 69.00 60.00   0.37
     Third Quarter......................................... 66.00 57.00   0.37
     Fourth Quarter........................................ 63.00 56.63   0.74
   1999
     First Quarter......................................... 58.00 50.75   0.37
     Second Quarter........................................ 65.00 54.03   0.37
     Third Quarter......................................... 82.00 63.00   0.37
     Fourth Quarter (through December  )...................               0.74

                                    EXPERTS

Wells Fargo's Auditors

  The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

First Place's Auditors

  The consolidated financial statements of First Place and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

Share Issuance

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

  Jenkens & Gilchrist, a Professional Corporation, as counsel to First Place, has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                      WHERE YOU CAN FIND MORE INFORMATION

SEC Filings

  Wells Fargo and First Place file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and First Place's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or First Place with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of Wells Fargo's and First Place's SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

  Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. First Place's SEC filings are also available from commercial document retrieval services.

Registration Statement

  Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to First Place shareholders in the merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated By Reference

  Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo or First Place with the SEC.

 Wells Fargo Documents

  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1998 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . Current Reports on Form 8-K filed January 29, 1999, April 21, 1999, April 28, 1999, July 20, 1999, July 28, 1999, September 29, 1999 and
     October 19, 1999;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for First Place common stock.

 First Place Documents

  This proxy statement-prospectus incorporates by reference the First Place SEC documents set forth below. All of the documents were filed under SEC File No. 000-25956.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from First Place's definitive Notice and Proxy Statement for First Place's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . Current Reports on Form 8-K filed February 5, 1999, April 26, 1999, May 5, 1999, August 4, 1999, August 6, 1999, September 10, 1999 and November 3, 1999;

  . The description of First Place common stock contained in the Registration Statement on Form 8-A dated April 28, 1995, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by First Place pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for First Place common stock.

 Documents Available Without Charge

  Wells Fargo and First Place will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or First Place as follows:

              Wells Fargo:                            First Place:


          Corporate Secretary                     Corporate Secretary
         Wells Fargo & Company             First Place Financial Corporation
             MAC N9305-173                           P. O. Box 4540
          Sixth and Marquette                  Farmington, NM 87499-4540
         Minneapolis, MN 55479                       (505) 324-9523
             (612) 667-8655

  To ensure delivery of the copies in time for the special meeting, your request should be received by January 4, 2000.

 In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor First Place has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated December , 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OR REORGANIZATION

                                  by and among

                       FIRST PLACE FINANCIAL CORPORATION

                                      and

                             WELLS FARGO & COMPANY

                               ----------------

                           Dated as of August 4, 1999

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 4th day of August, 1999, by and between FIRST PLACE FINANCIAL CORPORATION ("First Place"), a New Mexico corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into First Place (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of Common Stock of First Place, no par value ("First Place Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement, into shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock").

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

  1. Basic Plan of Reorganization

  (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into First Place pursuant to the Merger Agreement, with First Place as the surviving corporation, in which Merger each share of First Place Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing 4,600,000 by the number of shares of First Place Common Stock then outstanding.

  (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock into which a share of First Place Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of First Place Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which holders of shares of First Place Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

  (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

  (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Office of Public Regulation Commission of the State of New Mexico within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"); provided, however, that the Closing Date shall not occur prior to January 15, 2000. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Farmington, New Mexico time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into First Place pursuant to the Merger Agreement.

  The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

  2. Representations and Warranties of First Place. First Place represents and warrants to Wells Fargo as follows:

  (a) Organization and Authority. First Place is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on First Place and the First Place Subsidiaries (as defined below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. First Place is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). First Place has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

  (b) First Place's Subsidiaries. As used in this Agreement, "Schedule" means the confidential schedule set forth in the separate disclosure schedule.
Schedule 2(b) sets forth a complete and correct list of all of First Place's subsidiaries as of the date hereof (individually a "First Place Subsidiary" and collectively the "First Place Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by First Place. No equity security of any First Place Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any First Place Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Except as set forth on Schedule 2(b) and subject to 12 U.S.C. (S) 55
(1982) with respect to the national bank subsidiaries of First Place and the New Mexico Business Corporation Act, all of such shares so owned by First Place are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each First Place Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), First Place does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of First Place consists of 5,000,000 shares of common stock, no par value, of which as of the close of business on March 31, 1999, 2,170,397 shares were outstanding and no shares were held in the treasury. The maximum number of shares of First Place Common Stock (assuming for this purpose that phantom shares and other share-equivalents, excluding stock appreciation rights, constitute First Place Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 2,307,869. All of the outstanding shares of capital stock of First Place have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating First Place or any First Place Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Place or any First Place Subsidiary. Since March 31, 1999, no shares of First Place capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Place or any First Place Subsidiary and, except as set forth on Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of First Place.

  (d) Authorization. First Place has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by First Place and the consummation of the transactions contemplated hereby and thereby have been duly authorized by at least eighty percent (80%) of the entire Board of Directors of First Place. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over First Place as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of First Place enforceable against First Place in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

  Except as set forth on Schedule 2(d), neither the execution, delivery and performance by First Place of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by First Place with any of the provisions hereof or thereof, will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of First Place or any First Place Subsidiary under any of the terms, conditions or provisions of
(x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Place or any First Place Subsidiary is a party or by which it may be bound, or to which First Place or any First Place Subsidiary or any of the properties or assets of First Place or any First Place Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of First Place, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Place or any First Place Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by First Place of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) First Place Financial Statements. The consolidated balance sheets of First Place and First Place's Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG LLP ("KPMG") and included in First Place's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "First Place 10-K") as filed with the Securities and Exchange Commission (the

"SEC"), and the unaudited consolidated statements of financial condition of First Place and First Place's Subsidiaries as of March 31, 1999 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three (3) months then ended included in First Place's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 as filed with the SEC (collectively, the "First Place Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of First Place and First Place's Subsidiaries at the dates and the consolidated results of operations and cash flows of First Place and First Place's Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1993, First Place and each First Place Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "First Place Reports." As of their respective dates, the First Place Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the First Place Reports have been made available to Wells Fargo by First Place.

  (g) Properties and Leases. Except as may be reflected in the First Place Financial Statements and except for any lien for current taxes not yet delinquent, First Place and each First Place Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in First Place's consolidated balance sheet as of March 31, 1999 included in First Place's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to First Place or any First Place Subsidiary pursuant to which First Place or such First Place Subsidiary, as lessee, leases real or personal property, which leases are described on
Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by First Place or such First Place Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all First Place's and each First Place Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. First Place and each First Place Subsidiary has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of First Place and the First Place Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither First Place nor any First Place Subsidiary is a party to any pending action or proceeding, nor to our knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies. No issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of First Place or any First Place Subsidiary which has not been settled, resolved and fully satisfied. First Place and each First Place Subsidiary has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of March 31, 1999, referred to in paragraph

2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of First Place and the First Place Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since December 31, 1998 there has been no change in the business, financial condition or results of operations of First Place or any First Place Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Place and the First Place Subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither First Place nor any First Place Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by First Place or such First Place Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of First Place or any First Place Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, First Place or any First Place Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

    (vi) any lease with annual rental payments aggregating $10,000 or more;
  or

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. First Place has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for First Place with respect to loss contingencies as of December 31, 1998 in connection with the First Place Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against First Place or any First Place Subsidiary since December 31, 1998. Neither First Place nor any First Place Subsidiary is a party to any pending or, to the best knowledge of First Place, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Place and the First Place Subsidiaries taken as a whole.

  (l) Insurance. First Place and each First Place Subsidiary is presently insured as set forth on Schedule 2(l), and during each of the past five calendar years (or during such lesser period of time as First Place has owned such First Place Subsidiary) has been insured.

  (m) Compliance with Laws. First Place and each First Place Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of First Place or such First Place Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of First Place, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by First Place and each First Place Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither First Place nor any First Place Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of First Place or any First Place Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of First Place and the First Place Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving First Place or any First Place Subsidiary is pending or, to the best knowledge of First Place, threatened. Neither First Place nor any First Place Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First Place or such First Place Subsidiary. Employees of First Place and the First Place Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of First Place no officer or director of First Place or any First Place Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of First Place or any First Place Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from First Place or any First Place Subsidiary to any present officer, director, employee or any associate or related interest of any such person and which was required under Regulation O of the Federal Reserve Board to be approved by or reported to First Place's or such First Place Subsidiary's Board of Directors.

  (p) First Place Benefit Plans.

    (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which First Place or any First Place Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

    (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the

  Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and First Place knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of First Place for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, First Place is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

    (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of First Place, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
  Section 4975 of the Code or would result in material liability to First Place and the First Place Subsidiaries as a whole.

    (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of First Place under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding First Place and the First Place Subsidiaries supplied or to be supplied by First Place for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of First Place Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to First Place's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy

Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which First Place and the First Place Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Neither First Place nor any First Place Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for Hovde Financial, Inc. and The Bank Advisory Group, Inc., neither First Place nor any First Place Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Place or any First Place Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. First Place and each First Place Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of First Place and the First Place Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither First Place, any First Place Subsidiary, nor any director, officer or employee of First Place or any First Place Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of First Place and the First Place Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Except as set forth in Schedule 2(u), First Place nor any First Place Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon First Place and the First Place Subsidiaries, taken as a whole. To the best of First Place's knowledge, all parties with whom First Place or any First Place Subsidiary has material leases, agreements or contracts or who owe to First Place or any First Place Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the First Place Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on First Place or any First Place Subsidiary, of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of First Place's knowledge, threatened against First Place or any First Place Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon First Place and First Place's Subsidiaries taken as a whole; to the best of First Place's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of First Place's knowledge neither First Place nor any First Place Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. First Place has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  (w) Compliance with Year 2000 Requirements. First Place is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). First Place has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review and has furnished Wells Fargo with copies of all communications between First Place or any First Place Subsidiary and regulators having responsibility for overseeing compliance with such FFIEC Requirements.

  3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to First Place as follows:

  (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. <SEC> 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Wells Fargo Capitalization. As of December 31, 1998, the authorized capital stock of Wells Fargo consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1998, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,726 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,130 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,068 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,698 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 8,740 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1998, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1- 2/3 par value, of which as of the close of business on December 31, 1998, 1,661,392,590 shares were outstanding and 17,334,787 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of

Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

  Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of March 31, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three (3) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as filed with the SEC and designated as the Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act, is true and correct in all material respects as of the date hereof.

  (f) Reports. Since December 31, 1993, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of March 31, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any labor contract or agreement with any labor union;

    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Wells Fargo Benefit Plans.

    (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

    (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

    (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

    (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

    (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

    (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

  (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, Merger Co. will have the corporate power and authority to enter into the Merger Agreement and to carry out its obligations hereunder. As of the Closing Date, the execution, delivery and performance of the Merger Agreement by Merger Co. and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors and by the sole shareholder of Merger Co. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo and Merger Co. as may be required by statute or regulation, the Merger Agreement will be a valid and binding obligation of Merger Co. as of the Closing Date, enforceable against Merger Co. in accordance with its terms.

  (u) Regulatory Approval. Wells Fargo is aware of no circumstance, in existence as of the date hereof, which would prevent the transactions contemplated by this Agreement and the Merger Agreement from being approved by the Federal Reserve Board.

  4. Covenants of First Place. First Place covenants and agrees with Wells Fargo as follows:

  (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, First Place, and each First Place Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing), (A) make any extensions of credit aggregating in excess of $250,000 to a person or entity that is not a borrower as of the date hereof, or (B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any existing borrower; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties regularly used in the conduct of its business in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Place and each First Place Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on First Place and the First Place Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG) upon prior notice to First Place to conduct reasonable examination of First Place's and each of its Subsidiaries' books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business; provided, however, that such examination is conducted in a manner designed to be least disruptive to First Place's operations. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of First Place herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, First Place and each First Place Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that First Place may (i) grant options to acquire up to 9,525 shares of First Place Common Stock, and (ii) issue shares of First Place Common Stock upon the exercise of outstanding stock options (including any options granted under clause (i) above) described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law except that First Place may take such action as is necessary to amend the First Place Financial Corporation Nonstatutory Stock Option Plan, the Second Nonstatutory Stock Option Plan, and the Third Nonqualified Stock Option Plan (the "Stock Option Plans") to permit the acceleration of vesting of options and stock appreciation rights outstanding thereunder and to permit such options to be exercisable prior to the Effective Date of the Merger otherwise upon and subject to the conditions set forth therein upon a change in control; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof or requested by Wells Fargo; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that the Board of Directors of First Place may declare and pay cash dividends to the First Place shareholders as set forth on Schedule 2(e) out of the net earnings of First Place between January 1, 1999 and the Effective Time of the Merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $1.85 per share and, provided further, however, that First Place shareholders shall be entitled to have a dividend declared on First Place Common Stock in the event the Closing Date does not occur prior to the record date for the dividend, if any, payable on Wells Fargo Common Stock in the calendar quarter in which the Closing shall occur; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of First Place; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans), provided, however, that First Place may, in addition, accrue and pay bonuses and deferred compensation obligations in accordance with Schedule 4(b) attached hereto; sell or otherwise dispose of any shares of the capital stock of any First Place Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of First Place will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of First Place will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the New Mexico Business Corporation Act and other applicable law and regulation, (ii) except to the extent that the Board of Directors of First Place shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of at least eighty percent (80%) of the entire Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) First Place will furnish or cause to be furnished to Wells Fargo all the information concerning First Place and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG to use such opinion in such Registration Statement.

  (e) First Place will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of First Place to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

  (f) First Place will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) First Place will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to First Place and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to First Place's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to First Place, in the public domain, or later acquired by First Place from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

  (h) Neither First Place, nor any First Place Subsidiary, except as permitted by this Agreement, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of First Place shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any negotiations with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of First Place or any First Place Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of First Place or any First Place Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with First Place or any First Place Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to First Place or any First Place Subsidiary concerning any of the foregoing, First Place or such First Place Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

  (i) First Place shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) First Place and each First Place Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, and (iii) authorize and delegate the power to vote First Place Common Stock held in the First Place Financial Corporation 401(k) Plan to an independent third party fiduciary.

  (k) [Intentionally omitted.]

  (l) First Place shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of First Place who may reasonably be deemed an "affiliate" of First Place within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) First Place shall establish such additional accruals and reserves as may be necessary to conform First Place's accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of First Place's business following the Merger and to provide for the costs and expenses relating to the consummation by First Place of the Merger and the other transactions contemplated by this Agreement. Wells Fargo acknowledges that the establishment of such accruals and reserves and provision for such costs and expenses shall not be deemed to cause the First Place Financial Statements to have been prepared other than in accordance with GAAP.

  (n) First Place shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. First Place shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. First Place shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four (4) weeks of execution of the definitive agreement.

  (o) First Place shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

  (p) First Place and Wells Fargo will work together to assess the impact of the transactions contemplated by this Agreement on First Place's continued compliance with the FFIEC Requirements and First Place will take such action, in consultation with Wells Fargo, as may be necessary to amend First Place's Year 2000 project assessment and remediation plan so as to ensure continued compliance with the FFIEC Requirements. First Place will continue its current preparations for compliance with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements.

  (q) First Place shall take such action as is necessary under the Stock Option Plans to (i) terminate such Stock Option Plans as of immediately prior to the Effective Date of the Merger, and (ii) to cancel, effective as of immediately prior to the Effective Date of the Merger, all options, awards and stock appreciation rights granted under such Plans that are unexercised as of immediately prior to the Effective Date of the Merger. First Place shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options, awards and stock appreciation rights, and shall comply with all payroll reporting requirements with respect thereto.

  (r) In anticipation of conditions reasonably expected to be imposed by the Federal Reserve Board in approving the Merger ("Board Approval"), First Place agrees to enter into and agrees to cause two of its subsidiary banks, The Burns National Bank of Durango and Western Bank, Gallup (the "Banks"), to enter into such agreements prior to Closing for the divestiture of each of such Banks ("Divestitures") and to take such other actions prior to the Closing as may be necessary (or may reasonably be expected to be necessary) to be taken in connection therewith and in order to satisfy any requirements related thereto to be imposed by the Federal Reserve Board as a condition to the Board Approval. First Place shall use, and shall cause the Banks to use their respective commercially reasonable best efforts to cooperate with Wells Fargo in identifying prospective bidders for the Banks, allowing prospective bidders to conduct due diligence on the Banks, and in negotiating the terms of the Divestitures; provided that neither First Place nor the Banks shall enter into definitive agreements for the Divestitures without the prior consent of Wells Fargo, which consent shall not be unreasonably withheld; provided further that the consummation of the Divestitures contemplated by this Paragraph 4(r) will be subject to and contingent upon Closing of the Merger and will not occur prior to the Effective Time of the Merger; provided further that the actions taken to implement the Divestiture shall not impair or unduly burden the operations of business of First Place and the First Place Subsidiaries. Nothing contained in this Paragraph 4(r) shall diminish the agreements, covenants, and obligations of the parties otherwise set forth in Articles 4 and 5 of the Agreement.

  (s) First Place shall take such action as is necessary to repay the loan from Frost National Bank, made March 12, 1998 in the original principal amount of $10,000,000 (the "Bank Stock Loan"), and to have the lien on shares of Burns National Bank of Durango which are held as collateral for the Bank Stock Loan released.

  (t) First Place shall use its best efforts to cause its subsidiary, FPFC Management LLC, to transfer its interest as a 5% managing member in Eaton Village Associates, Ltd. Co. to an independent third party, effective as of the Effective Time of the Merger.

  (u) First Place shall take such action as is necessary under the Executive Supplemental Income Plan ("ESI Plan"), on or before the Effective Date of the Merger, to (i) freeze such ESI Plan to limit participation in such ESI Plan to its current participants and current benefit payment schedules, (ii) satisfy all pre-retirement obligations under such ESI Plan by making present-value lump sum payments to participants or purchasing life insurance policies on the lives of the participants, and (iii) (A) offer to satisfy all post-retirement obligations for retired or disabled participants under such ESI Plan by making present-value lump sum payments or purchasing deferred annuity contracts, and
(B) purchasing a deferred annuity contract to fund the future post-retirement obligations under such ESI Plan for participants who are active employees.

  (v) First Place shall take such action as is necessary under the Deferred Directors Income Plan ("DDI Plan"), on or before the Effective Date of the Merger, to (i) freeze such DDI Plan to limit participation in such DDI Plan to its current participants and to cease deferrals, and (ii) (A) offer to satisfy all benefit obligations under such DDI Plan by making lump sum payments to participants or purchasing deferred annuity contracts, or (B) purchase a deferred annuity contract to fund the scheduled benefit payments under DDI Plan.

  (w) First Place shall use its best efforts to take such action as is necessary to amend all existing employment agreements between First Place or the First Place Subsidiaries and their respective officers and employees to provide that amounts payable under each of such agreements accelerated solely as a result of the Merger shall be capped at an amount which, when aggregated with all other payments to such officer or employee (whether pursuant to other employment agreements, non-qualified compensation plans, salary continuation arrangements, options or stock appreciation rights or otherwise), would not exceed the applicable "golden parachute" limitations under Section 280(G) of the Code.

  5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with First Place as follows:

  (a) From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Wells Fargo will furnish to First Place all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of First Place, or in any statement or application made by First Place to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of First Place pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the First Place shareholders, at the time of the First Place shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by First Place or any First Place Subsidiary for use in the Registration Statement or the Prospectus.

  (d) Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings as of on or before the Effective Time of the Merger.

  (e) The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of First Place pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of First Place pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

  (f) Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals on or before the Effective Time of the Merger.

  (g) Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with First Place to obtain all such approvals and consents required by First Place.

  (h) Wells Fargo will hold in confidence all documents and information concerning First Place and First Place's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with First Place (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to First Place.

  (i) Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the New Mexico Business Corporation Act.

  (j) Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Wells Fargo shall consult with First Place as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Wells Fargo shall furnish First Place with copies, prior to filing, of the nonconfidential portions of the applications referred to in paragraph 7(e) hereof and shall give First Place notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) [Intentionally omitted.]

  (n) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Wells Fargo agrees as follows:

    (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of First Place or any First Place Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in First Place's Articles of Incorporation or By-laws or similar governing documents of any First Place Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(n)(i) shall be deemed to preclude the liquidation, consolidation or merger of First Place or any First Place Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of First Place, Wells Fargo shall guarantee, to the extent of the net asset value of First Place or any First Place Subsidiary as of the Effective Date of the Merger, the indemnification obligations of First Place or any First Place Subsidiary to the extent of indemnification obligations of First Place and the First Place Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(n)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a director or officer of First Place or any First Place Subsidiary to a greater extent than First Place or any First Place Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(n)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

    (iii) for a period of three years after the Effective Time of the Merger, Wells Fargo shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by First Place (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that Wells Fargo shall not be required to maintain coverage for employees (other than directors and officers) which may currently be included in the directors' and officers' liability policies maintained by First Place; and provided, further, however, that in no event shall Wells Fargo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(n)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by First Place for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, First Place shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wells Fargo shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

    (iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(n); and

    (v) the provisions of this paragraph 5(n) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  (o) For a period not exceeding fifteen (15) days prior to the meeting of shareholders required by paragraph 4(c) of this Agreement, subject to applicable securities laws and regulations and any obligations of confidentiality to which Wells Fargo may be subject, Wells Fargo will permit First Place and its representatives upon prior notice to Wells Fargo to conduct reasonable examination of its books, records and properties and interview officers, employees and agents of Wells Fargo at all reasonable times when it is open for business; provided, however, that such examination is conducted in a manner designed to be least disruptive to Wells Fargo's operations. No such examination by First Place or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Wells Fargo herein expressed.

  (p) Wells Fargo agrees to take such actions prior to the Closing as may be necessary (or may reasonably be expected to be necessary) to be taken in connection with the Divestitures and in order to satisfy any requirements related thereto to be imposed by the Federal Reserve Board as a condition to the Board Approval. Wells Fargo shall use commercially reasonable best efforts to cooperate with First Place in identifying prospective bidders for the Banks, allowing prospective bidders to conduct due diligence on the Banks, and in negotiating the terms of the Divestitures.

  6. Conditions Precedent to Obligation of First Place. The obligation of First Place to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by First Place:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) First Place shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Place required for approval of a plan of merger in accordance with the provisions of First Place's Articles of Incorporation and the New Mexico Business Corporation Act.

  (e) Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the

Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Wells Fargo Common Stock to be delivered to the stockholders of First Place pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) First Place shall have received an opinion, dated the Closing Date, of counsel to First Place, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of First Place Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of First Place will be the same as the basis of First Place Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of First Place will include the holding period of the First Place Common Stock, provided such shares of First Place Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), First Place and the Board of Directors of First Place shall have received an opinion of The Bank Advisory Group, Inc. addressed to First Place and the Board of Directors of First Place, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as of The Bank Advisory Group, Inc. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of First Place pursuant to the Merger is fair from a financial point of view. First Place shall promptly provide a copy of such opinion to Wells Fargo upon receipt.

  7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to First Place and the First Place Subsidiaries taken as a whole as if made at the Time of Filing.

  (b) First Place shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Place required for approval of a plan of merger in accordance with the provisions of First Place's Articles of Incorporation and the New Mexico Business Corporation Act.

  (d) Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of First Place, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to First Place or any First Place Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo. The parties agree that any condition to Board Approval that requires the Divestitures of the Banks, as contemplated by paragraph 4(r) hereof, shall not be considered to be unreasonably burdensome to Wells Fargo.

  (f) First Place and each First Place Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to First Place's or such Subsidiary's business required for the consummation of the Merger, and First Place and each First Place Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required to be obtained by it for the lawful consummation by it of the Merger.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) [Intentionally omitted.]

  (i) At any time since the date hereof the total number of shares of First Place Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents, excluding stock appreciation rights, constitute First Place Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 2,307,869.

  (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or Blue Sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Wells Fargo shall have received from the Chief Executive Officer and President of First Place a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Wells Fargo, to the effect that:

    (i) the interim quarterly financial statements of First Place included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of First Place;

    (ii) the amounts reported in the interim quarterly financial statements of First Place agree with the general ledger of First Place;

    (iii) the annual and quarterly financial statements of First Place and the First Place Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

    (iv) from the date of the most recent unaudited consolidated financial statements of First Place and the First Place Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of First Place and the First Place Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of First Place and the First Place Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

    (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of First Place and the First Place Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of First Place and the First Place Subsidiaries and have found them to be in agreement with financial records and analyses prepared by First Place included in the annual and quarterly financial statements, except as disclosed in such letters.

  (l) First Place and the First Place Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

  (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on First Place or any First Place Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon First Place and its subsidiaries taken as a whole.

  (n) Since March 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, or business of First Place and the First Place Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by First Place solely in order to comply with the requirements of Paragraph 4(m) hereof shall be deemed to have a material adverse effect for purposes of this paragraph 7(n).

  (o) First Place shall be in full compliance with current FFIEC Requirements. There shall be no feature of First Place's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed. First Place's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

  (p) First Place shall have taken the actions required by paragraph 4(q), and the Plans and any unexercised options or awards shall have been terminated as of immediately prior to the Effective Date of the Merger.

  (q) First Place shall have taken the actions required by paragraph 4(u).

  (r) First Place shall have taken the actions required by paragraph 4(v).

  (s) First Place shall have taken the actions required by paragraph 4(w).

  8. Employee Benefit Plans. Each person who is an employee of First Place or any First Place Subsidiary as of the Effective Date of the Merger ("First Place Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each First Place Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Disability Plan and the Wells Fargo Long Term Care Plan) and shall enter each plan no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") (provided that the transition from First Place's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo):

      Medical Plan
      Dental Plan
      Vision Plan
      Short Term Disability Plan
      Long Term Disability Plan
      Long Term Care Plan
      Flexible Benefits Plan
      Basic Group Life Insurance Plan
      Group Universal Life Insurance Plan
      Dependent Group Life Insurance Plan
      Business Travel Accident Insurance Plan
      Accidental Death and Dismemberment Plan
      Salary Continuation Pay Plan
      Paid Time Off Program

  For purposes of the foregoing, "Medical Plan" means any medical plan sponsored by Wells Fargo that is available to similarly situated Wells Fargo employees. First Place Employees shall receive credit for years of service to First Place, the First Place Subsidiaries and any predecessors of First Place or the First Place Subsidiaries (to the extent credited under the vacation and short-term disability programs of First Place) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan, and Short Term Disability Plan. No First Place Employee who is a participant in any First Place severance or salary continuation plan or who has an employment agreement with First Place or any First Place Subsidiary on the date of this Agreement shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan; provided, however, that in the event that Wells Fargo terminates the First Place Financial Corporation Officer Severance Plan (the "First Place Severance Plan") after the Effective Time of the Merger, then the participants in the First Place Severance Plan shall be eligible to participate in the Wells Fargo Salary Continuation Plan.

  (b) Employee Retirement Benefit Plans. Each First Place Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to First Place and the First Place Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan ), and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

  Each First Place Employee shall be eligible for participation in the Wells Fargo Cash Balance Plan subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall recognize a First Place Employee's past service with First Place and any First Place Subsidiary for all purposes under the Cash Balance Plan.

  Each First Place Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with First Place and the First Place Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  9. Termination of Agreement.

  (a) This Agreement may be terminated at any time prior to the Time of
Filing:

    (i) by mutual written consent of the parties hereto; or

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by February 29, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by First Place or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

    (iv) by First Place, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

      (A) the Wells Fargo Measurement Price is less than $37.00; and

      (B) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting 0.15 from such quotient.

    (v) by either Wells Fargo or First Place upon written notice to the other party if the Board of Directors of First Place shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that First Place shall not be permitted to terminate this Agreement pursuant to this paragraph (a)(v) unless (i) it has not breached any covenant contained in paragraph 4(h) and (ii) it delivers to Wells Fargo simultaneously with such notice of termination the fee referred to in paragraph 9(d) below. As used in this Agreement; (i) "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving First Place or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, First Place, and (ii) "Superior Proposal" means a bona fide proposal or offer made by a person to acquire First Place pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of First Place and the First Place Subsidiaries on terms which the Board of Directors of First Place shall determine in good faith, after taking into account the advice of counsel, to be more favorable to First Place and its shareholders than the transactions contemplated hereby.

    (vi) by Wells Fargo upon written notice to First Place if (A) the Board of Directors of First Place fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to First Place or First Place's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of First Place shareholders contemplated by paragraph 4(c), or (C) the meeting of First Place shareholders contemplated by paragraph 4(c) is not held prior to March 15, 2000 and First Place has failed to comply with its obligations under paragraph 4(c). "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving First Place or First National Bank of Farmington (the "Bank") or any successor to First Place or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of First Place or any of the First Place Subsidiaries representing 25% or more of the consolidated assets of First Place and the First Place Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of First Place or the Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

  (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

  (c) For purposes of this paragraph 9:

    (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of March 31, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1999 and the close of the trading day immediately preceding the date of this Agreement).

    (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of First Place held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

    (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

    (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

    (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

    (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

    (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

    (viii) The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo Common Stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period.

  If a Common Stock Adjustment occurs with respect to the shares of Wells Fargo or any company in the Index Group between the date of this Agreement and the First Place shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

  (d) If this Agreement is terminated pursuant to paragraphs 9(a)(v) or 9(a)(vi), and if terminated pursuant to paragraph 9(a)(vi) and prior thereto or within 12 months after such termination:

    (i) First Place, the Holding Company or the Bank or any successor to First Place or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

    (ii) the Board of Directors of First Place shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of First Place approve or accept any Acquisition Event, then First Place shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Wells Fargo a fee equal to $6,000,000.

  (e) If this Agreement is terminated pursuant to this paragraph 9, Wells Fargo shall immediately pay to First Place an amount equal to First Place's actual expenses in connection with obtaining the environmental assessments, asbestos surveys, title commitments and boundary surveys required by paragraphs 4(n) and 4(o) hereof.

  10. Expenses. Except as otherwise provided in paragraph 9 hereof, all expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by First Place and First Place Subsidiaries shall be borne by First Place, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. Third Party Beneficiaries. Except as contemplated by paragraphs 4(u), 4(v) and 5(n), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

  13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

  If to Wells Fargo:

      Wells Fargo & Company
      Sixth and Marquette
      Minneapolis, Minnesota 55479-1026
      Attention: Secretary

  If to First Place:

      First Place Financial Corporation
      100 East Broadway
      Farmington, New Mexico 87401
      Attention: Richard Ledbetter

  With a copy to:

      Jenkens & Gilchrist
      1445 Ross Avenue--Suite 3200
      Dallas, TX 75202-2799
      Attention: Peter Weinstock, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

  16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of First Place shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Mexico.

  19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

 WELLS FARGO & COMPANY

                                          FIRST PLACE FINANCIAL CORPORATION

 By: /s/ John E. Ganoe                    By: /s/ Richard I. Ledbetter
 Its: Executive Vice President            Its: Chairman of the Board and
                                            Chief Executive Officer

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    Between
                       FIRST PLACE FINANCIAL CORPORATION
                            a New Mexico corporation
                          (the surviving corporation)
                                      and
                                  [MERGER CO.]
                            a New Mexico corporation
                            (the merged corporation)

  This Agreement and Plan of Merger dated as of     ,     , between FIRST PLACE
FINANCIAL CORPORATION, a New Mexico corporation (hereinafter sometimes called "First Place" and sometimes called the "surviving corporation") and [MERGER CO.], a New Mexico corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

  WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company ("Wells Fargo"), was incorporated by Articles of Incorporation filed in the
office of the New Mexico Public Regulation Commission on     , 19 , and said
corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. Merger Co. has authorized capital
stock of     shares of common stock having a par value of $  per share ("Merger
Co. Common Stock"), of which     shares were outstanding as of the date hereof;
and

  WHEREAS, First Place was incorporated by Articles of Incorporation filed in
the office of the New Mexico Public Regulation Commission on     , 19   and
said corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. First Place has authorized capital
stock of      shares of Common Stock, par value $  per share ("First Place
Common Stock") of which     shares were outstanding and no shares were held in
the treasury as of      , 19  ; and

  WHEREAS, Wells Fargo and First Place are parties to an Agreement and Plan of
Reorganization dated as of      , 1999 (the "Reorganization Agreement"),
setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into First Place, with First Place continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the New Mexico Business Corporation Act, which statute permits such merger; and

  WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co. and First Place, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into First Place pursuant to the laws of the State of New Mexico, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into First Place, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of First Place Common Stock for shares of common stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger, Merger Co. shall be merged with and into First Place, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name
of the surviving corporation shall be       .

  SECOND: The Articles of Incorporation of First Place at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

               [Amend to change name, number of directors, etc.]

  THIRD: The By-Laws of First Place at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

  FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

  FIFTH: The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

  SIXTH: The manner and basis of converting the shares of First Place Common Stock into whole shares of Wells Fargo Common Stock (and cash in lieu of fractional share interests) shall be as follows:

    1. Each of the shares of First Place Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing 4,600,000 by the number of shares of First Place Common Stock then outstanding.

    2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of First Place Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of First Place Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for First Place Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of First Place Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of First Place Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which the holders of shares of First Place Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days immediately preceding the meeting of shareholders of First Place held to vote on the plan of merger.

    5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the New Mexico Public Regulation Commission; provided, however, that all of the following actions shall have been taken in the following order:

      a. This Agreement shall be approved and adopted on behalf of Merger Co. and First Place in accordance with the New Mexico Business Corporation Act; and

      b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the New Mexico Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of First Place and by the Secretary or an Assistant Secretary of First Place, and shall be filed in the office of the New Mexico Public Regulation Commission in accordance with the New Mexico Business Corporation Act.

    2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of First Place shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section 53-14-6 of the New Mexico Business Corporation Act.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. The surviving corporation shall (i) file with the New Mexico Public Regulation Commission an agreement that it may be served with process within or without the State of New Mexico in the courts of the State of New Mexico in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against First Place, and (ii) file with said New Mexico Public Regulation Commission an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the New Mexico Business Corporation Act with respect to the rights of dissenting shareholders.

    2. The registered office of the surviving corporation in the State of New
  Mexico shall be       , and the name of the registered agent of First Place
  at such address is Corporation Service Company.

    3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of First Place and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

    4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New Mexico.

    6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    7. At any time prior to the filing of Articles of Merger with the New Mexico Public Regulation Commission, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                          First Place Financial Corporation


                                          By:__________________________________

                                          Its:_________________________________

(Corporate Seal)

Attest:


_____________________________________
               Secretary

                                          [MERGER CO.]


                                          By:__________________________________

                                          Its:_________________________________

(Corporate Seal)

Attest:


_____________________________________
               Secretary

                                                                       EXHIBIT B

Wells Fargo & Company
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of First Place Financial Corporation, a New Mexico corporation ("First Place").

  Pursuant to an Agreement and Plan of Reorganization, dated as of      , 1999,
(the "Reorganization Agreement"), between First Place and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into First Place (the "Merger") and, as a result of such Merger, I will receive in exchange for each share of Common Stock, no par value, of First Place ("First Place Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement) a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

  I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer order shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of First Place Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for First Place.

                                          Sincerely,

                                                                       EXHIBIT C

                          Bank of America Corporation
                              Bank One Corporation
                            First Union Corporation
                                  U.S. Bancorp
                          Fleet Financial Group, Inc.
                              SunTrust Banks, Inc.
                           National City Corporation
                              Fifth Third Bancorp
                            Mellon Bank Corporation
                                 PNC Bank Corp.
                              Wachovia Corporation
                                    KeyCorp
                            State Street Corporation
                                BB&T Corporation
                           Northern Trust Corporation
                             Comerica Incorporated
                         Regions Financial Corporation
                       Huntington Bancshares Incorporated
                         Marshall & Ilsley Corporation
                                 Summit Bancorp

                                   APPENDIX B

                    OPINION OF THE BANK ADVISORY GROUP, INC.

                                December  , 1999

Board of Directors
First Place Financial Corporation
Farmington, New Mexico

Gentlemen:

  You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to First Place Financial Corporation, Farmington, New Mexico ("First Place"). Specifically, we have been asked to render advice and analysis in connection with the proposed sale of First Place to Wells Fargo & Company, San Francisco, California ("Wells Fargo"). In the proposed transaction, Wells Fargo will acquire First Place through the merger of a wholly-owned subsidiary of Wells Fargo with and into First Place. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of First Place common stock so that after the merger is completed Wells Fargo will own all of the outstanding stock of First Place, and shareholders of First Place will become stockholders of Wells Fargo. In our role as an independent financial advisor, you have requested our professional opinion with regard to the fairness--from the perspective of the shareholders of First Place common stock--of the financial terms of the proposed transaction, pursuant to the provisions of the Agreement and Plan of Reorganization dated as of August 4, 1999, by and among First Place and Wells Fargo.

  In conjunction with our review of the Agreement and Plan of Reorganization, our understanding is that Wells Fargo proposes to consummate the proposed transaction pursuant to the following financial terms:

  . If the merger is completed, Wells Fargo will exchange 4,600,000 shares of Wells Fargo common stock for all of the shares of First Place common stock outstanding at the effective time of the merger.

  . Assuming all issued and outstanding options are exercised prior to the merger, there will be a total of 2,307,494 shares of First Place common stock outstanding immediately before the merger. Therefore, the exchange ratio will equal approximately 1.9935 shares of Wells Fargo common stock for each share of First Place common stock.

  . No fractional shares of Wells Fargo common stock will be issued in the merger; in lieu thereof, holders of shares of First Place common stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash equal to the product of such fractional share interest and the average of the daily closing price of a share of Wells Fargo common stock reported on the New York Stock Exchange during the 5 trading days ending on the day immediately preceding the shareholders' meeting held for the purpose of voting on the merger.

  . Shareholders of First Place common stock are entitled to dissent from the merger and, in turn, perfect their right to obtain cash payment for their shares of First Place common stock, subject to procedures established by New Mexico law.

  The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to First Place in various capacities on an infrequent basis; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues.

  For our services as an independent financial analyst and advisor to First Place in connection with the merger, First Place has agreed to pay The Bank Advisory Group professional fees totaling between $183,000 and $200,000, of which $19,000 has been received by The Bank Advisory Group. First Place also has agreed to provide reimbursement for reasonable out-of-pocket expenses. First Place has agreed to indemnify The Bank

Advisory Group, the officers, directors, employees, and shareholders of The Bank Advisory Group and assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person.

  No portion of the professional fee is contingent upon the conclusion reached herein. And, no limitations were imposed by the First Place Board of Directors with respect to the investigations made or procedures followed in rendering this opinion.

  We have not provided any services to Wells Fargo and, thus, have received no professional fees from Wells Fargo.

  The Bank Advisory Group does not, and its officers, directors and shareholders do not, own any shares of First Place common stock or Wells Fargo common stock; nor does The Bank Advisory Group make a market in the stocks of First Place, Wells Fargo, or any other publicly-traded security, financial or otherwise.

  In connection with this opinion and with respect to First Place, we have reviewed, among other things:

    1. Audited consolidated financial statements, included in the First Place annual reports on Form 10-K, as filed with the Securities and Exchange Commission, for the years ended December 31, 1998, 1997, and 1996;

    2. Quarterly financial statements, included in the First Place quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, for the 1998 and 1997 calendar quarters, and for the first three calendar quarters of 1999;

    3. Consolidated financial statements, included in the First Place regulatory filings on Form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the nine-month period ended September 30, 1999, as filed with the Federal Reserve System;

    4. Certain internal financial analyses and forecasts for First Place prepared by the management of First Place, including projections of future performance;

    5. Certain other summary materials and analyses with respect to First Place's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve,
  (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

    6. Certain publicly-available information concerning the trading of, and the trading market for, First Place common stock.

  In connection with this opinion and with respect to Wells Fargo, we have reviewed, among other things:

    1. Audited consolidated financial statements, included in the Wells Fargo annual reports on Form 10-K, as filed with the Securities and Exchange Commission, for the years ended December 31, 1998, 1997, and 1996;

    2. Quarterly financial statements, included in the Wells Fargo quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, for the 1998 and 1997 calendar quarters, and for the first three calendar quarters of 1999;

    3. Consolidated financial statements, included in the Wells Fargo regulatory filings on Form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the nine-month period ended September 30, 1999, as filed with the Federal Reserve System;

    4. Selected equity research reports regarding Wells Fargo prepared by various analysts who cover the financial institutions sector for market makers of Wells Fargo common stock; and,

    5. Certain publicly-available information concerning the trading of, and the trading market for, Wells Fargo common stock.

  In connection with this opinion and with respect to the proposed merger, we have reviewed, among other things:

    1. The Agreement and Plan of Reorganization that sets forth, among other items, the terms, conditions to closing, and representations and warranties of First Place and Wells Fargo with respect to the proposed merger;

    2. The Proxy Statement-Prospectus to which this opinion is appended, and will be furnished to the shareholders of First Place in connection with the proposed merger;

    3. The financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry that we deem comparable, either in whole or in part, to the proposed merger, together with the financial performance and condition of such banking organizations;

    4. The price-to-equity multiples, price-to-earnings multiples and trading volumes of relevant banking organizations based in the United States that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations, compared with the price-to-equity multiples, price-to-earnings multiples and trading volumes for both First Place common stock and Wells Fargo common stock;

    5. the condition of the commercial banking industry as a whole, the analysis for which is derived from financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and,

    6. Such other information--including financial studies, analyses, investigations, and economic and market criteria--that we deem relevant to this assignment.

  Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion--not a certification of value.

  We have relied upon the information provided by the management of First Place, or otherwise publicly-available and reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of First Place and Wells Fargo or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of First Place and Wells Fargo since the date of the last financial statements made available to us. We have met with the management of First Place for the purpose of discussing the relevant information that has been provided to us.

  Our opinion is limited to the fairness of the financial terms of the proposed merger, from a financial point of view, to the shareholders of First Place common stock. The financial terms include, but are not limited to, the proposal to exchange 4,600,000 shares of Wells Fargo common stock for all of the shares of First Place common stock outstanding at the effective time of the merger. We were not asked to consider and our opinion does not address the relative merits of the proposed sale of First Place to Wells Fargo as compared to alternative business strategies that might exist for First Place or the effect of any other transaction(s) in which First Place might engage. Our opinion is directed to the Board of Directors of First Place, and it does not constitute a recommendation to any shareholder of First Place common stock as to how such shareholder should vote with respect to the proposed merger.

  Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, it is our opinion that the terms of the proposed merger, including, without limitation, the gross consideration of 4,600,000 shares of Wells Fargo common stock in exchange for all of the shares of First Place common stock outstanding at the effective time of the merger, are fair, from a financial point of view, to the shareholders of First Place common stock.

                                          Respectfully submitted,

                                          The Bank Advisory Group, Inc.


                                          By___________________________________

                                   APPENDIX C

                          SECTIONS 53-15-3 and 53-15-4

                                     OF THE

                              NEW MEXICO STATUTUES

53-15-3 Right of Shareholders to Dissent and Obtain Payment for Shares

  A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

    (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

    (2) any sale of exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

    (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

    (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

      (a) alters or abolishes a preferential right of such shares;

      (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

      (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

      (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

    (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

  B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

  C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

  D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

53-15-4 Rights of Dissenting Shareholders

  A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

  B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

  C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.

  D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

  E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

  F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

  G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

  H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits. See Exhibit Index.

  (b) Financial Statement Schedules. Not Applicable.

  (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on November 8, 1999.

                                          Wells Fargo & Company

                                               /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                   Richard M. Kovacevich
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 8, 1999 by the following persons in the capacities indicated:

              Signature                                   Title
              ---------                                   -----

    /s/ Richard M. Kovacevich          President and Chief Executive Officer
______________________________________  (Principal Executive Officer)
        Richard M. Kovacevich

       /s/ Rodney L. Jacobs            Vice Chairman and Chief Financial Officer
______________________________________  (Principal Financial Officer)
           Rodney L. Jacobs

         /s/ Les L. Quock              Senior Vice President and Controller
______________________________________  (Principal Accounting Officer)
             Les L. Quock

LES S. BILLER                      RICHARD D. McCORMICK
J.A. BLANCHARD III                 CYNTHIA H. MILLIGAN
MICHAEL R. BOWLIN                  BENJAMIN F. MONTOYA
EDWARD M. CARSON                   PHILIP J. QUIGLEY

DAVID A. CHRISTENSEN               DONALD B. RICE
WILLIAM S. DAVILA                  IAN M. ROLLAND                    A
SUSAN E. ENGEL                     JUDITH M. RUNSTAD                 majority
PAUL HAZEN                         SUSAN G. SWENSON                  of the
WILLIAM A. HODDER                  DANIEL M. TELLEP                  Board of
RODNEY L. JACOBS                   CHANG-LIN TIEN                    Directors*
REATHA CLARK KING                  MICHAEL W. WRIGHT
RICHARD M. KOVACEVICH              JOHN A. YOUNG
--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                                      /s/ Richard M.
                                                 Kovacevich ______________
                                                       Richard M. Kovacevich
                                                    Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Reorganization, dated as of August 4, 1999, by and between First Place Financial Corporation and Wells Fargo &
          Company, included as Appendix A to the accompanying proxy statement-
          prospectus.

   3.1   Restated Certificate of Incorporation, incorporated by reference to
          Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated
          June 28, 1993. Certificates of Amendment of Certificate of
          Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995
          (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively).

   3.2   Certificate of Designations for the Registrant's ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

   3.3   Certificate of Designations for the Registrant's Cumulative Tracking
          Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated January 9, 1995.

   3.4   Certificate of Designations for the Registrant's 1995 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

   3.5   Certificate Eliminating the Certificate of Designations for the
          Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current
          Report on Form 8-K dated November 1, 1995.

   3.6   Certificate Eliminating the Certificate of Designations for the
          Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

   3.7   Certificate of Designations for the Registrant's 1996 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26,
          1996.

   3.8   Certificate of Designations for the Registrant's 1997 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

   3.9   Certificate of Designations for the Registrant's 1998 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

   3.10  Certificate of Designations for the Registrant's Adjustable Cumulative
          Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

   3.11  Certificate of Designations for the Registrant's Fixed/Adjustable Rate
          Noncumulative Preferred Stock, Series H, incorporated by reference to
          Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

   3.12  Certificate of Designations for the Registrant's Series C Junior
          Participating Preferred Stock, incorporated by reference to Exhibit
          3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
   3.13  Certificate Eliminating the Certificate of Designations for the
          Registrant's Series A Junior Participating Preferred Stock,
          incorporated by reference to Exhibit 3(a) to the Registrant's Current
          Report on Form 8-K dated April 21, 1999.

   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit
          3(b) to the Registrant's Current Report on Form 8-K dated April 21,
          1999.

   3.15  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
          Annual Report on Form 10-K for the year ended December 31, 1998.

   4.1   See Exhibits 3.1 through 3.15.

   4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's
          Registration Statement on Form 8-A dated October 21, 1998.

   5.1 Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).

   8.1 Form of Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding the U.S. federal income tax consequences of the merger
          (including consent).

  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).

  23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

  23.3 Consent of KPMG LLP relating to the audited financial statements of First Place Financial Corporation

  23.4 Consent of Jenkens & Gilchrist, a Professional Corporation, regarding its tax opinion (included in Exhibit 8.1).

  24.1   Powers of Attorney.

  99.1   Form of proxy for special meeting of shareholders of First Place
          Financial Corporation.

  99.2   Consent of The Bank Advisory Group, Inc. relating to First Place
          Financial Corporation.